EXHIBIT (a)(1)(A)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

(Including the Associated Series A Junior Participating Preferred Stock Purchase Rights)

OF

RARE HOSPITALITY INTERNATIONAL, INC.

BY

SURF & TURF MERGER CORP.

A WHOLLY OWNED SUBSIDIARY

OF

DARDEN RESTAURANTS, INC.

AT

$38.15 PER SHARE NET TO SELLERS

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,

AT THE END OF FRIDAY, SEPTEMBER 28, 2007, UNLESS THE OFFER IS EXTENDED.

Darden Restaurants, Inc. (“Darden”), through its wholly owned subsidiary, Surf & Turf Merger Corp. (“Offeror”), is offering to purchase all of the outstanding shares of common stock, no par value per share (the “Shares”), of RARE Hospitality International, Inc. (“RARE”), together with the associated Series A Junior Participating Preferred Stock Purchase Rights (the “Company Rights”) issued pursuant to the Rights Agreement, dated November 4, 1997, by and between RARE and Computershare Trust Company, N.A., as successor rights agent to SunTrust Bank, Atlanta, as amended, at a price per share of $38.15, net to the seller in cash (such amount or any greater amount per share paid pursuant to the Offer, the “Offer Price”), subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase, dated August 31, 2007 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements, collectively constitute the “Offer”). The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 16, 2007 (the “Merger Agreement”), among Darden, Offeror and RARE. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that represents at least a majority of the total number of outstanding Shares on a fully diluted basis. See Section 14—“Conditions of the Offer.” After the completion of the Offer and the satisfaction or waiver of certain conditions, Offeror will merge with and into RARE (the “Merger”), with RARE becoming a wholly owned subsidiary of Darden.

The board of directors of RARE has unanimously (i) approved the Merger Agreement, and deemed the Offer, the Merger and the transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of RARE shareholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (iii) taken all other action necessary to render the provisions of Article 11, Part 3 of the Georgia Business Corporation Code (“GBCC”) on Business Combinations with Interested Shareholders, if applicable, and the Company Rights inapplicable to each of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and (iv) recommended that the RARE shareholders accept the Offer and tender their RARE common stock in the Offer.

IMPORTANT

Any RARE shareholder wishing to tender Shares in the Offer must, prior to the expiration of the Offer, either (i) complete and sign the Letter of Transmittal (or a facsimile) in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal and all other required documents to Wells Fargo Bank, N.A. (the “Depositary”) together with certificates representing Shares tendered or follow the procedure for book-entry transfer set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” or (ii) request the RARE shareholder’s broker, dealer, commercial bank, trust company or other nominee to effect the tender of Shares to Offeror. A RARE shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that person if the RARE shareholder wishes to tender those Shares.

Any RARE shareholder who wishes to tender Shares and cannot deliver certificates representing those Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined below), or that cannot comply with the procedures for book-entry transfer on a timely basis, may tender Shares pursuant to the guaranteed delivery procedure set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares.” Questions and requests for assistance may be directed to Georgeson, Inc., the Information Agent, or Lehman Brothers Inc., (“Lehman Brothers”), the Dealer Manager, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager. The RARE shareholders also may contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents. THIS OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Depository for the Offer is:

Wells Fargo Bank, NA

The Information Agent for the Offer is:

17 State Street, 10th Floor

New York, New York 10004

Banks and Brokerage Firms please call: (212) 440-9800

Call Toll-Free: (888) 605-8348

The Dealer Manager for the Offer is:

Corporate Services

745 Seventh Avenue

New York, NY 10019

Toll-Free: (888) 610-5877

Collect:     (212) 526-7850

August 31, 2007

i

SUMMARY TERM SHEET

This summary term sheet highlights the material provisions of this Offer to Purchase and may not contain all the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read the fuller terms, descriptions and explanations contained in this Offer to Purchase and in the related Letter of Transmittal.

Securities Sought:

All outstanding shares of common stock, no par value per share (“Shares”), of RARE Hospitality International, Inc. (“RARE”), together with the associated Series A Junior Participating Preferred Stock Purchase Rights (“Company Rights”)

Price Offered Per Share:	$38.15 per Share, net to sellers in cash, without interest and subject to any required withholdings of taxes (such amount per Share or any greater amount paid pursuant to the Offer, the “Offer Price”)

Scheduled Expiration Time:	12:00 midnight, New York City time, at the end of September 28, 2007

Purchaser:	Surf & Turf Merger Corp. (“Offeror”), a wholly owned subsidiary of Darden Restaurants, Inc. (“Darden”)

Minimum Condition:

At least a majority of the total number of Shares on a fully diluted basis (assuming conversion or exercise of all derivative securities of RARE, regardless of the conversion or exercise price or other terms and conditions thereof)

RARE Board of Directors’ Recommendation:	The RARE board of directors unanimously recommends the RARE shareholders accept the Offer and tender their Shares into the Offer.

Other Information

•

The Offer is the first step in Darden’s plan to acquire all outstanding Shares, as provided in the Agreement and Plan of Merger, dated as of August 16, 2007 (the “Merger Agreement”), among Darden, Offeror and RARE. If the Offer is successful, Darden, through its wholly owned subsidiary, will acquire any remaining Shares in a merger of Offeror with and into RARE (the “Merger”), pursuant to which each remaining outstanding Share shall automatically be converted into the right to receive the Offer Price in cash other than (a) any Shares directly held in treasury by RARE or owned by Darden, the Offeror or any other wholly owned subsidiary of Darden or RARE, (b) Shares subject to dissenter’s rights, or (c) any restricted Shares that will be converted into restricted shares of Darden common stock. RARE shareholders will have dissenters’ rights in the Merger, but not in the Offer.

•

The initial offering period of the Offer will expire at 12:00 midnight, New York City time, at the end of Friday, September 28, 2007 (or the latest time and date as the Offer may be extended, the “Expiration Date”) unless Offeror extends the Offer. Offeror may, without the consent of RARE, (1) extend the Offer for one or more periods of not more than five business days if, at the scheduled Expiration Date, any of the conditions of the Offer (see Section 14—“Conditions of the Offer”) will not have been satisfied or waived, or (2) if all of the conditions of the Offer are satisfied, but the number of Shares validly tendered and not withdrawn in the Offer, together with any shares of RARE common stock then owned by Darden, is less than 90% of the outstanding shares of RARE common stock, commence a subsequent offering period for three to twenty business days for the remaining outstanding Shares. In addition, Offeror shall extend the Offer for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”) or the staff of the SEC applicable to the Offer.

•

If Offeror decides to, or is required to extend the Offer, it will issue a press release giving the new Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date of the Offer.

RARE Board of Directors’ Recommendation

The RARE board of directors unanimously:

•

approved the Merger Agreement, and deemed the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of RARE and the RARE shareholders;

•	approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger;

•

took other action necessary to render the provisions of Article 11, Part 3 of the GBCC on Business Combinations with Interested Shareholders, if applicable, and the Company Rights inapplicable to each of the Offer, the Merger and the other transactions contemplated by the Merger Agreement; and

•	recommends that the RARE shareholders accept the Offer and tender their Shares in the Offer.

Conditions and Termination

Offeror is not required to complete the Offer, unless:

•

the number of Shares validly tendered is at least a majority of the total number of Shares on a fully diluted basis (assuming conversion or exercise of all derivative securities of RARE, regardless of the conversion or exercise price or other terms and conditions thereof). As of August 15, 2007, the required minimum number of Shares would have been 17,210,201 Shares; and

•	the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has been terminated or expired.

See Section 11—“Purpose of the Offer; the Merger Agreement Statutory requirements; Appraisal Rights; ‘Going Private’ Transactions Plans for RARE” and Section 14—“Conditions of the Offer” in this Offer to Purchase for a description of other conditions to the Offer and Darden and RARE’s respective rights to terminate the Merger Agreement. The Offer is not conditioned on Darden’s obtaining financing.

Procedures for Tendering

If you wish to accept the Offer, please do the following:

•

If you are a record holder (i.e., a stock certificate has been issued to you or you hold Shares in book-entry form), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to the Depositary for the Offer or follow the procedures described in this Offer to Purchase and the enclosed Letter of Transmittal for book-entry transfer. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3—“Purchases for Accepting the Offer and Tendering Shares” in this Offer to Purchase.

•

If you are a record holder but your stock certificate is not available (or you hold Shares in book-entry form) or you cannot deliver your stock certificate to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call the Information Agent, Georgeson Inc., at (888) 605-8348 (Toll-Free) for assistance. See Section 3—“Procedures for Accepting the Offer and Tendering Shares” in this Offer to Purchase for further details.

•	If you hold your Shares through a broker or bank, you should contact your broker or bank and give instructions that your Shares be tendered.

Withdrawal Rights

•

If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by so instructing the Depositary in writing before the Offer expires. If you tendered your Shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Shares. See Section 4—“Withdrawal Rights” of this Offer to Purchase for further details.

Recent RARE Trading Prices

•

The closing price for RARE shares was: $27.51 per share on August 16, 2007, the last trading day before we announced the Merger Agreement, and $37.75 per share on August 30, 2007, the last trading day before the date of this Offer to Purchase.

Before Deciding Whether to Tender, You Should Obtain a Current Market Quotation for the Shares.

•

If the Offer is successful, we expect the Shares to continue to be traded on the Nasdaq Stock Market (“NASDAQ”) until the time of the Merger, although we expect trading volume to be significantly below its pre-Offer level. Please note that the time period between completion of the Offer and the Merger may be very short (i.e., as short as less than one trading day).

U.S. Federal Income Tax Consequences of Tendering Your Shares

•

The sale or exchange of Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a RARE shareholder that sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger should recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the RARE shareholder’s tax basis in the Shares sold or exchanged. See Section 5—“Material U.S. Federal Income Tax Consequences” of this Offer to Purchase for further details.

Further Information

•

You may contact Georgeson Inc. or Lehman Brothers at the address and telephone numbers listed below if you have any questions about the Offer. Georgeson Inc. is acting as the information agent (the “Information Agent”) and Lehman Brothers is acting as the dealer manager (the “Dealer Manager”).

17 State Street, 10th Floor

New York, New York 10004

Banks and Brokerage Firms please call: (212) 440-9800

Call Toll-Free: (888) 605-8348

Corporate Services

745 Seventh Avenue

New York, NY 10019

Toll-Free: (888) 610-5877

Collect:     (212) 526-7850

FREQUENTLY ASKED QUESTIONS

The following are answers to some of the questions you, as a RARE shareholder, may have about the Offer. You are urged to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred because the information in the Summary Term Sheet and this section is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to purchase my Shares?

We are Surf & Turf Merger Corp., a Georgia corporation formed for the purpose of making this acquisition. We are a wholly owned subsidiary of Darden. See the “Introduction” to this Offer to Purchase and Section 9—“Information Concerning Darden and Offeror” of this Offer to Purchase.

Will I have to pay any fees or commissions?

If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee or commission for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. Darden, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and to provide funding for our acquisition of the remaining Shares in the Merger, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. The Offer is not conditioned upon any financing arrangements. Darden will obtain the necessary funds from newly committed credit facilities. See Section 12—“Source and Amount of Funds” of this Offer to Purchase.

Is your financial condition relevant to my decision to tender my RARE shares in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	we, through our parent company, Darden, will have sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we will acquire all remaining Shares in the Merger for the same cash price as the Offer Price.

See Section 12—“Source and Amount of Funds” of this Offer to Purchase.

Will the Offer be followed by a merger?

Yes, unless the conditions to the Merger are not satisfied or waived. If we accept for payment and pay for at least a majority of the total number of Shares and the other conditions to the Merger are satisfied or waived, Offeror will merge with and into RARE. In the Merger, we will acquire all remaining Shares in the Merger for the same cash price as the Offer Price. If the Merger takes place, Darden will own all of the Shares, and all the remaining RARE shareholders (other than for (a) any Shares directly held in treasury by RARE or owned by Darden, the Offeror or any other wholly owned subsidiary of Darden or RARE, (b) Shares held by a holder who complies with the relevant provisions of the GBCC regarding the right to dissent from the Merger and require appraisal of their shares, and (c) any restricted Shares that will be converted into restricted shares of Darden common stock) will receive the Offer Price. See Section 11(b)—“The Merger Agreement” and Section 14—“Conditions of the Offer” of this Offer to Purchase for a description of the conditions to the Merger.

Who should I call if I have questions about the tender offer? Where do I get additional copies of the Offer documents?

You may call Georgeson Inc., Toll-Free at : (888) 605-8348 or Lehman Brothers, at (888) 610-5877. Georgeson Inc. is acting as the Information Agent and Lehman Brothers is acting as the Dealer Manager. See the back cover of this Offer to Purchase for additional contact information.

To: All Holders of Shares of Common Stock of RARE Hospitality International, Inc.:

INTRODUCTION

Surf & Turf Merger Corp. (“Offeror”), a Georgia corporation and a wholly owned subsidiary of Darden Restaurants, Inc., a Florida corporation (“Darden”), is offering to purchase all outstanding shares of common stock, no par value per share (the “Shares”), of RARE Hospitality International, Inc., a Georgia corporation (“RARE”), together with the associated Series A Junior Participating Preferred Stock Purchase Rights (the “Company Rights”) issued pursuant to the Rights Agreement, dated November 4, 1997, by and between RARE and Computershare Trust Company, N.A., as successor rights agent to SunTrust Bank, Atlanta, as amended (the “Rights Agreement”), at a purchase price of $38.15 per Share, net to sellers in cash, without interest and subject to any required withholdings of taxes (such amount per Share paid pursuant to the Offer, the “Offer Price”), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 16, 2007 (the “Merger Agreement”), among Darden, Offeror and RARE. Offeror is not required to purchase any Shares unless a majority of the total number of Shares on a fully diluted basis (assuming conversion or exercise of all derivative securities of RARE, regardless of the conversion or exercise price or other terms and conditions thereof) are validly tendered and not withdrawn prior to the expiration of the Offer (the “Minimum Condition”). The Offer also is subject to certain other terms and conditions. See Sections 1—“Terms of the Offer,” 14—“Conditions of the Offer” and 15—“Legal Matters; Required Regulatory Approvals.” After the completion of the Offer and the satisfaction or waiver of certain conditions, Offeror will merge with and into RARE (the “Merger”).

The tendering RARE shareholders that are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Offeror pursuant to the Offer. RARE shareholders that hold their Shares through banks or brokers should check with those institutions as to whether or not they charge any service fee. However, if a RARE shareholder does not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, he or she may be subject to a required backup U.S. federal income tax withholding of 28% of the gross proceeds payable to that RARE shareholder. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.” Darden will pay all charges and expenses of Wells Fargo Bank, N.A., as Depositary, Georgeson Inc., as Information Agent, and Lehman Brothers, as Dealer Manager (the “Dealer Manager”) incurred in connection with the Offer. See Section 16—“Fees and Expenses.”

The RARE board of directors has unanimously (i) approved the Merger Agreement, and deemed the Offer, the Merger and the transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of RARE shareholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (iii) taken all other action necessary to render the provisions of Article 11, Part 3 of the Georgia Business Corporation Code (“GBCC”) on Business Combinations with Interested Shareholders, if applicable, and the Company Rights inapplicable to each of the Offer and the Merger, and (iv) recommended that the RARE shareholders accept the Offer and tender their RARE common stock in the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Offeror will purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” on or prior to the Expiration Date. “Expiration Date” means 12:00 midnight, New York

City time, at the end of Friday, September 28, 2007, unless Offeror determines to extend the period of time for which the initial offering period of the Offer is open, in which case “Expiration Date” will mean the time and date at which the initial offering period of the Offer, as so extended, will expire. Offeror may, without the consent of RARE, (1) extend the Offer for one or more periods of not more than five business days if, at the scheduled Expiration Date, any of the conditions of the Offer (see Section 14—“Conditions of the Offer”) will not have been satisfied or waived, or (2) if all of the conditions of the Offer are satisfied but the number of Shares validly tendered and not withdrawn in the Offer, together with any shares of RARE common stock then owned by Darden, is less than 90% of the outstanding shares of RARE common stock, commence a subsequent offering period for three to twenty business days for the Shares. Offeror shall extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff of the SEC applicable to the Offer. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Merger will occur, pursuant to which Offeror will merge with and into RARE, with RARE continuing as the surviving corporation (the “Surviving Corporation”) after the Merger. In the Merger, each outstanding Share (other than (a) any Shares directly held in treasury by RARE or owned by Darden, the Offeror or any other wholly owned subsidiary of Darden or RARE, (b) Shares held by a holder who complies with the relevant provisions of the GBCC regarding the right to dissent from the Merger and require appraisal of their shares, and (c) any restricted Shares that will converted into restricted shares of Darden common stock) will be converted into the right to receive the Offer Price. Section 11(b) contains a more detailed description of the Merger Agreement. Section 5 describes the principal U.S. federal income tax consequences of the sale of Shares in the Offer (including any subsequent offering period) and the Merger.

Approval of the Merger requires the affirmative vote of holders of a majority of the outstanding Shares. As a result, if the Minimum Condition and the other conditions to the Offer are satisfied or waived and the Offer is completed, Offeror will own a sufficient number of Shares to ensure that the Merger will be approved by RARE shareholders. See Section 11—“Purpose of the Offer; the Merger Agreement; Statutory Requirements; Dissenters’ Rights; ‘Going Private’ Transactions; Plans for RARE.”

RBC Capital Markets Corporation (“RBC”) has delivered to the RARE board of directors an opinion, dated as of the date of the Merger Agreement, to the effect that, as of such date, and based upon and subject to certain matters stated in its opinion, the Offer Price is fair, from a financial point of view, to the RARE shareholders. A copy of RBC’s opinion is included with RARE’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed with this Offer to Purchase, and RARE shareholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by RBC.

To the knowledge of RARE, after reasonable inquiry, each executive officer, director, affiliate or subsidiary of RARE who owns Shares presently intends to tender in the Offer all Shares that he or she owns of record or beneficially, other than Shares, if any, that he or she may have the right to purchase by exercising stock options, or similar rights to acquire Shares, restricted Shares that remain subject to a risk of forfeiture and Shares, if any, that if tendered would cause him or her to incur liability under the short-swing profits recovery provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The foregoing does not include any Shares over which, or with respect to which, any such executive officer, director or affiliate acts in a fiduciary or representative capacity or is subject to the instructions of a third party with respect to such tender.

The Offer is conditioned upon the fulfillment of the conditions described in Section 14—“Conditions of the Offer.” The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of Friday, September 28, 2007, unless the Offer is extended.

This Offer to Purchase and the related Letter of Transmittal contain important information that RARE shareholders should read carefully before making any decision with respect to the Offer.

1.	TERMS OF THE OFFER

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Offeror will purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” on or prior to the Expiration Date. If, at the Expiration Date, the conditions to the Offer described in Section 14—“Conditions of the Offer” have not been satisfied or earlier waived, then, subject to the provisions of the Merger Agreement, Offeror may, without the consent of RARE, extend the Expiration Date for one or more periods of not more than five business days. Offeror shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw your Shares. RARE shareholders may withdraw their Shares previously tendered at any time prior to the Expiration Date, as it may be extended from time to time. See Section 4—“Withdrawal Rights.”

Offeror also has agreed in the Merger Agreement that, if at the Expiration Date, all conditions of the Offer have been satisfied but the number of Shares that have been validly tendered and not withdrawn in the Offer (together with any Shares then owned by Darden) is less than 90% of the outstanding Shares, Offeror may, in compliance with applicable law, provide a subsequent offering period. A subsequent offering period, if one is provided, will allow RARE shareholders to tender Shares after the Expiration Date and receive the same consideration that was paid in the Offer. Pursuant to the Merger Agreement, if Offeror elects to have a subsequent offering period, the subsequent offering period will not be shorter than three business days nor longer than twenty business days with the exact number of days to be determined at Offeror’s election. In a subsequent offering period, Shares may be tendered using the same procedures applicable to the Offer (except that Shares tendered may not be withdrawn) and Offeror will immediately accept and promptly pay for Shares as they are tendered. In the event that Offeror elects to extend the Offer or provide a subsequent offering period, it will provide an announcement to that effect to a national news service no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Expiration Date for the Offer is currently scheduled for September 28, 2007.

Subject to the applicable regulations of the SEC and the terms of the Merger Agreement, Offeror also reserves the right, at any time or from time to time, to (a) delay purchase of, or payment for, any Shares, pending receipt of any regulatory or governmental approvals specified in Section 15—“Legal Matters; Required Regulatory Approvals”; or if any condition referred to in Section 14—“Conditions of the Offer” has not been satisfied or upon the occurrence of any event specified in Section 14—“Conditions of the Offer”; (b) after the Expiration Date, allow the Offer to expire if any condition referred to in Section 14—“Conditions of the Offer” has not been satisfied or upon the occurrence of any event specified in Section 14—“Conditions of the Offer”; and (c) waive any condition to the Offer (other than the Minimum Condition, which only may be waived with RARE’s prior written consent) or except as set forth in the Merger Agreement, otherwise amend the Offer in any respect; in each case, by giving oral followed by written notice of the delay, termination, waiver or amendment to the Depositary. Offeror acknowledges that Rule 14e-1(c) under the Exchange Act requires Offeror to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

The rights that Offeror reserves in the preceding paragraph are in addition to its rights pursuant to Section 14—“Conditions of the Offer.” Any extension, delay, termination, waiver or amendment will be followed promptly by public announcement. The announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of material changes), and without limiting the manner in which Darden and Offeror may choose to make any public announcement, Darden and Offeror will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to a national news service.

If Offeror makes a material change in the terms of the Offer, or if Offeror waives a material condition to the Offer, Offeror will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law and the applicable regulations of the SEC. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten-business-day period from the date of the change is generally required to allow for adequate dissemination to shareholders. Accordingly, if, prior to the Expiration Date, Offeror decreases the number of Shares being sought or the consideration offered pursuant to the Offer (either of which would require the consent of RARE), or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to RARE shareholders, Offeror will extend the Offer at least until the expiration of that period of ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition. See Section 14—“Conditions of the Offer.”

Consummation of the Offer also is conditioned upon expiration or termination of the waiting period (and any extension thereof) imposed by the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”), the absence of any Materially Burdensome Condition (as defined in Section 11—“Purpose of the Offer; the Merger Agreement; Statutory Requirements; Dissenters’ Rights; ‘Going Private’ Transactions; Plans for RARE”) imposed in connection with obtaining any such approvals or terminations, and the satisfaction or waiver of other conditions set forth in Section 14—“Conditions of the Offer.” Offeror reserves the right (but is not obligated), in accordance with applicable rules and regulations of the SEC and with the Merger Agreement, to waive any or all of those conditions other than the Minimum Condition, which only may be waived with RARE’s prior written consent. In the event that Offeror waives any condition set forth in Section 14, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to RARE shareholders, require that the Offer remain open for an additional period of time or that Darden and Offeror disseminate information concerning such waiver, or both.

RARE has provided Darden and Offeror with its shareholder lists and security position listings for the purpose of disseminating the Offer to RARE shareholders. Darden and Offeror will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares, and Darden and Offeror will furnish the materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the security holder lists or, if applicable, that are listed as participants in a clearing agency’s security position listing, for forwarding to beneficial owners of Shares.

2.	ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

Upon the terms and subject to the conditions of the Offer (including, if Offeror extends or amends the Offer, the terms and conditions of the Offer as so extended or amended) and the applicable regulations of the SEC, Offeror will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn (as permitted by Section 4—“Withdrawal Rights”) prior to the Expiration Date, promptly after the Expiration Date following the satisfaction or waiver of the conditions to the Offer set forth in Section 14—“Conditions of the Offer.” If Offeror includes a subsequent offering period, Offeror will immediately accept and promptly pay for Shares as they are tendered during the subsequent offering period.

For information with respect to approvals that Darden and Offeror are required to obtain prior to the completion of the Offer, including under the HSR Act and other laws and regulations, see Section 15—“Legal Matters; Required Regulatory Approvals.”

In all cases, Offeror will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (a) certificates representing the Shares (“Share Certificates”) or timely confirmation (a “Book-Entry Confirmation”) of the book-entry transfer of the Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares”; (b) the appropriate Letter of Transmittal (or a facsimile), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined below) in connection with a book-entry transfer; and (c) any other documents that the Letter of Transmittal requires.

“Agent’s Message” means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Offeror may enforce that agreement against the participant.

For purposes of the Offer, Offeror will be deemed to have accepted for payment, and purchased, Shares validly tendered and not withdrawn as, if and when Offeror gives oral or written notice to the Depositary of its acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering RARE shareholders for the purpose of receiving payment from Offeror and transmitting payment to validly tendering RARE shareholders.

If Offeror does not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit Share Certificates representing more Shares than you wish to tender, Offeror will return Share Certificates representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

If, prior to the Expiration Date, Offeror increases the price offered to RARE shareholders in the Offer, Offeror will pay the increased price to all RARE shareholders from whom Offeror purchases Shares in the Offer, whether or not Shares were tendered before the increase in price. As of the date of this Offer to Purchase, Offeror has no intention to increase the price in the Offer.

Offeror reserves the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of its subsidiaries or affiliates, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve Offeror of its obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment in the Offer. In addition, any such transfer or assignment may require the Expiration Date of the Offer to be extended under applicable law.

3.	PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

Valid Tender of Shares. Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (a) you must deliver Share Certificates to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case, on or prior to the Expiration Date, or (b) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at your option and sole risk, and delivery will be considered made only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, you should allow sufficient time to ensure timely delivery prior to the Expiration Date.

Book-Entry Transfer. The Depositary will make a request to establish an account with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures. However, although Shares may be delivered through book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or you must comply with the guaranteed delivery procedure set forth below.

Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

For Shares to be validly tendered during a subsequent offering period, the tendering RARE shareholder must comply with the foregoing procedures, except that required documents and Share Certificates must be received during the subsequent offering period.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering RARE shareholder’s acceptance of the Offer, as well as the tendering RARE shareholder’s representation and warranty that the RARE shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Offeror’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between Offeror and you upon the terms and subject to the conditions of the Offer.

Signature Guarantees. A bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution” and collectively “Eligible Institutions”) must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares that has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” in the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile) must accompany each delivery of Share Certificates.

Guaranteed Delivery. If you want to tender Shares in the Offer and your Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

•	your tender is made by or through an Eligible Institution;

•	the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery on or before the Expiration Date, substantially in the form made available by Offeror; and

•

the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal within three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

Delivery of the Notice of Guaranteed Delivery may be made by hand, mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision of the Offer, Offeror will pay for Shares only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, the Shares, a properly completed and duly executed Letter of Transmittal (or facsimile of the Letter of Transmittal), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering RARE shareholders at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation that the Shares have been transferred into the Depositary’s account at a Book-Entry Transfer Facility.

Backup U.S. Federal Income Tax Withholding. Under U.S. federal income tax law, the Depositary may be required to withhold and pay over to the U.S. Internal Revenue Service a portion of the amount of any payments made pursuant to the Offer. To avoid backup withholding, unless an exemption applies, a RARE shareholder that is a U.S. person (as defined for U.S. federal income tax purposes) must provide the Depositary with the RARE shareholder’s correct taxpayer identification number (“TIN”) and certify under penalties of perjury that the TIN is correct and that the RARE shareholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the U.S. Internal Revenue Service may impose a penalty on the RARE shareholder, and any payment made to the RARE shareholder pursuant to the Offer may be subject to backup withholding. All RARE shareholders surrendering Shares pursuant to the Offer that are U.S. persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain RARE shareholders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. Foreign RARE shareholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. These RARE shareholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 11 of the Letter of Transmittal.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a RARE shareholder may be refunded or credited against the RARE shareholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the U.S. Internal Revenue Service.

Appointment as Proxy. By executing the Letter of Transmittal, you irrevocably appoint Offeror’s designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to Shares that you tender and that Offeror accepts for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when Offeror accepts your Shares for payment in accordance with the terms of the Offer. Upon acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Offeror’s designees will, with respect to the Shares and other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual or special meeting of RARE shareholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting of RARE shareholders or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, Offeror or its designee must be able to exercise full voting rights with respect to Shares and other securities, including voting at any meeting of RARE shareholders.

Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Offeror, in its sole discretion, which determination will be final and binding on all parties. Offeror reserves the absolute right, subject to the terms of the Merger Agreement and applicable law, to reject any or all tenders determined by Offeror not to be in proper form or the acceptance of or payment for which may, in the opinion of Offeror’s counsel, be unlawful. Offeror also reserves the absolute right to waive any of the conditions of the Offer, except the Minimum Condition (which waiver requires RARE’s prior written consent) or any defect or irregularity in any tender of Shares by any particular RARE shareholder, whether or not similar defects or irregularities are waived in the case of other RARE shareholders. Offeror’s interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by Offeror. None of Darden, Offeror or any of their respective affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4.	WITHDRAWAL RIGHTS

Other than during a subsequent offering period, you may withdraw Shares that you have previously tendered in the Offer at any time on or before the Expiration Date (including any extension of such date), and, unless theretofore accepted for payment as provided in this Offer to Purchase, you may also withdraw such Shares at any time after October 29, 2007. No withdrawal rights apply to Shares tendered in a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment.

If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or Offeror is unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to Offeror’s rights set forth in this Offer to Purchase, the Depositary may, nevertheless, on Offeror’s behalf, retain Shares that you have tendered, and you may not withdraw your Shares, except to the extent that you are entitled to and duly exercise withdrawal rights as described in this Section 4—“Withdrawal Rights.” Any such delay will be by an extension of the Offer to the extent required by applicable law and the regulations of the SEC.

In order for your withdrawal to be effective, you must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses or fax numbers set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of Shares as shown on the Share Certificate, if different from your name. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of Share Certificates, you must submit the serial numbers shown on the particular Share Certificates evidencing Shares to be withdrawn and an Eligible Institution must Medallion guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. You may not rescind a withdrawal of Shares. Any Shares that you withdraw will be considered not validly tendered for purposes of the Offer, but you may tender your Shares again at any time before the Expiration Date by following any of the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Offeror, in its sole discretion, which determination will be final and binding. None of Darden, Offeror or any of their respective affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Your receipt of cash for Shares in the Offer, the subsequent offering period (if one is provided) or the Merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, if you sell or exchange your Shares in the Offer, the subsequent offering period (if one is provided) or the Merger, you generally should recognize gain or loss equal to the difference between the amount of cash received and your tax basis in the Shares that you sold or exchanged. Generally that gain or loss will be capital gain or loss (assuming you hold your Shares as a capital asset), and any such capital gain or loss will be long term if, as of the date of sale or exchange, you have held such Shares for more than one year. The discussion above may not be applicable to certain types of RARE shareholders, including RARE shareholders who acquired Shares through the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the U.S., foreign corporations, or entities that are otherwise subject to special tax treatment under the U.S. Internal Revenue Code of 1986, as amended (including the rules and regulations promulgated thereunder, the “Code”) (such as insurance companies, tax-exempt entities and regulated investment companies).

You are urged to consult your tax advisor with respect to the specific tax consequences to you of the sale of your Shares in the Offer or the exchange of your shares in the Merger, including U.S. federal, state, local and foreign tax consequences.

6.	PRICE RANGE OF THE SHARES; DIVIDENDS

The Shares are traded on the NASDAQ under the symbol “RARE.” The following table sets forth, for the periods indicated, the reported high and low closing prices for the Shares on the NASDAQ during each quarter presented.

RARE Hospitality International, Inc.

	High	Low
2005
First Quarter	$32.05	$28.23
Second Quarter	31.64	27.82
Third Quarter	31.57	24.90
Fourth Quarter	32.47	25.54
2006
First Quarter	$34.83	$29.39
Second Quarter	34.65	27.82
Third Quarter	31.84	25.77
Fourth Quarter	34.22	30.15
2007
First Quarter	$33.30	$29.45
Second Quarter	31.47	26.35
Third Quarter (through August 30, 2007)	37.75	26.33

Since its initial public offering in 1992, RARE has not declared or paid cash dividends on its capital stock. Under the terms of the Merger Agreement, without Darden’s prior consent, RARE is not permitted to declare or pay dividends with respect to the Shares.

On August 16, 2007, the last full day of trading prior to the announcement of the execution of the Merger Agreement, the reported closing price on the NASDAQ for the Shares was $27.51 per Share. On August 30, 2007, the last full day of trading prior to the date of this Offer to Purchase, the reported closing price on the NASDAQ for the Shares was $37.75 per Share.

RARE shareholders are urged to obtain current market quotations for the Shares.

7.	POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer also can be expected to reduce the number of holders of Shares. Neither Darden nor Offeror can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

NASDAQ Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares no longer may meet the standards set forth in the NASDAQ’s published guidelines for continued listing on the NASDAQ. According to the NASDAQ’s published guidelines, the NASDAQ would consider delisting the Shares if, among other things (i) the number of total shareholders falls below 400; (ii) the market value of publicly held Shares falls below $5,000,000; or (iii) the number of publicly held Shares (exclusive of Shares held by officers, directors, or beneficial owners of 10% or more) falls below 750,000. In this event, the market for

Shares would be adversely affected. In the event the Shares were no longer listed on the NASDAQ, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations might still be available from such other sources.

The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders or the aggregate market value of the publicly held Shares at the time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by RARE to the SEC if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information that RARE is required to furnish to RARE shareholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirements of furnishing a proxy statement or information statement in connection with shareholders’ meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement of providing an annual report, no longer applicable to RARE. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to “going private” transactions would no longer be applicable to RARE. In addition, the ability of “affiliates” of RARE and persons holding “restricted securities” of RARE to dispose of the securities pursuant to Rule 144 promulgated under the U.S. Securities Act of 1933, as amended, may be impaired or, with respect to affiliates, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for stock exchange listing. Darden and Offeror believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be Offeror’s intention to cause RARE to take such actions as are required to terminate such registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for termination.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on the NASDAQ (unless delisted as set forth in “—NASDAQ Listing”) will be terminated following the completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities (“Purpose Loans”). Depending upon factors, such as the number of record holders of Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations, and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute margin securities.

8.	INFORMATION CONCERNING RARE

RARE is a Georgia corporation with its principal executive offices located at 8215 Roswell Road, BLDG 600, Atlanta, Georgia 30350. The telephone number at that location is (770) 399-9595. RARE and its subsidiaries operate and franchise 317 restaurants, including 287 LongHorn Steakhouse restaurants and 28 The Capital Grille restaurants, as well as two additional restaurants, Hemenway’s Seafood Grille & Oyster Bar and The Old Grist Mill Tavern.

RARE is required to file its annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such reports, statements or other information at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. RARE’s SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov.

RARE Projections. From time to time, RARE provides financial guidance regarding estimated net earnings from continuing operations per diluted share. RARE provided to Darden certain additional projected and budgeted financial information concerning RARE in connection with Darden’s due diligence review. In addition, RARE provided the same information to its own financial advisors. RARE advised Darden (as well as RBC) that RARE’s internal financial forecasts (upon which the projections provided to Darden were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects, and, thus, susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The projections also reflect numerous assumptions (not all of which were provided to Darden), all made by RARE management, with respect to general business, economic, market and financial conditions and other matters. These assumptions regarding future events are difficult to predict, and many are beyond RARE’S control. Accordingly, there can be no assurance that the assumptions made by RARE in preparing the projections will be realized and actual results may be materially greater or less than those contained in the projections provided by RARE.

The inclusion of the projections in this Offer to Purchase should not be regarded as an indication that any of Darden, Offeror, RARE or their respective affiliates or representatives consider the projections to be necessarily predictive of actual future events, and the projections should not be relied upon as such. These projections are being provided in this document only because RARE made them available to Darden in connection with Darden’s due diligence review of RARE. None of Darden, Offeror, RARE or any of their respective affiliates or representatives makes any representation to any person regarding the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. In this regard, investors are cautioned not to place undue reliance on the projected information provided.

It is Darden’s understanding that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with U.S. generally accepted accounting principles (“GAAP”), and RARE’s independent auditors have not examined, compiled or performed any procedures with respect to the projections presented in this Offer to Purchase, nor have they expressed any opinion or any other form of assurance of such information or the likelihood that RARE may achieve the results contained in the projections, and accordingly assume no responsibility for them.

The projections provided by RARE management included the following for RARE on a consolidated basis.

($ in millions, except per share data)	2007	2008	2009	2010	2011	2012	2013
Net Sales	1,089,245	1,265,499	1,456,101	1,671,126	1,902,948	2,153,712	2,427,851
Income From Continuing Operations	48,779	57,127	67,556	79,379	93,249	108,496	125,354
EBITDA	122,111	144,816	169,954	197,830	230,880	266,481	305,569
EBITDAR	157,464	184,190	215,327	249,761	289,961	333,189	380,615
Diluted Earnings per Common Share From Continuing Operations	1.56	1.80	2.08	2.39	2.75	3.16	3.65

Reconciliation from Continuing Operations to EBITDA and EBITDAR

($ in thousands)	2007 (1)	2008	2009	2010	2011	2012	2013
Income From Continuing Operations	48,779	57,127	67,556	79,379	93,249	108,496	125,354
Income Tax Expense	23,234	28,265	33,576	39,630	46,764	54,411	62,865
Net Interest Expense	6,612	8,109	9,718	11,051	12,236	13,266	14,615
Depreciation and Amortization	43,486	51,315	59,104	67,770	78,631	90,308	102,735

EBITDA	122,111	144,816	169,954	197,830	230,880	266,481	305,569
Rent	35,353	39,374	45,373	51,931	59,081	66,708	75,046

EBITDAR	157,464	184,190	215,327	249,761	289,961	333,189	380,615

(1)	Asset impairment and restaurant closing costs for RARE of $5 million have been excluded from the above calculations of EBITDA (earnings before interest, taxes, depreciation and amortization) and EBITDAR (earnings before interest, taxes, depreciation, amortization, and rent). These non-cash charges relate primarily to the write-down of asset values for eight LongHorn restaurants.

These projections should be read together with RARE’S financial statements that can be obtained from the SEC as described above in this Section 8—“Information Concerning RARE.” These projections should also be read together with discussion under “Risk Factors” and the other cautionary statements contained in RARE’S 2006 Annual Report on Form 10-K.

9.	INFORMATION CONCERNING DARDEN AND OFFEROR

Darden is a Florida corporation with its principal executive offices located at 5900 Lake Ellenor Drive, Orlando, Florida 32809. Darden’s telephone number is (407) 245 4000. Darden, Inc. is the largest publicly held casual dining restaurant company in the world, and served over 350 million meals in fiscal 2007. As of May 27, 2007, Darden operated through subsidiaries 1,397 restaurants in the United States and Canada. In the United States, Darden operated 1,362 restaurants in 49 states (the exception being Alaska), including 651 Red Lobster®, 608 Olive Garden®, 23 Bahama Breeze®, 73 Smokey Bones Barbeque & Grill® and seven Seasons 52® restaurants. In Canada, Darden operated 35 restaurants, including 29 Red Lobster and six Olive Garden restaurants. Through subsidiaries, Darden owns and operates all of its restaurants in the United States and Canada. None of its restaurants in the U.S. or Canada are franchised. Of its 1,397 restaurants open on May 27, 2007, 842 were located on owned sites and 555 were located on leased sites. In Japan, as of May 31, 2007, Darden licensed 32 Red Lobster restaurants to an unaffiliated Japanese corporation that operates the restaurants under an Area Development and Franchise Agreement. On May 5, 2007, Darden announced its intention to sell its Smokey Bones Barbeque & Grill® restaurant operations.

Offeror’s principal executive offices are located c/o Darden Restaurants, Inc. at 5900 Lake Ellenor Drive, Orlando, Florida 32809. Offeror is a newly formed Georgia corporation and a wholly owned subsidiary of Darden. Offeror has not conducted any business other than in connection with the Offer and the Merger.

The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of Darden and Offeror are set forth in Schedule I to this Offer to Purchase.

Darden files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such reports, statements or other information at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Darden’s SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov.

Except as set forth elsewhere in this Offer to Purchase or in Schedule I to this Offer to Purchase: (a) neither Darden nor, to Darden’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Darden or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of RARE, (b) neither Darden nor, to Darden’s knowledge, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of RARE during the past 60 days, (c) neither Darden nor, to Darden’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of RARE (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations), (d) since August 31, 2005, there have been no transactions that would require reporting under the rules and regulations of the SEC between Darden or any its subsidiaries, or, to Darden’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and RARE or any of its executive officers, directors or affiliates, on the other hand, and (e) since August 31, 2005, there have been no contacts, negotiations or transactions between Darden or any of its subsidiaries, or, to Darden’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and RARE or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

10.	BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH RARE

Darden regularly reviews and considers strategic developments and alternatives. In connection with these reviews, the Darden board of directors from time to time meets, together with management, to discuss strategic matters. In the past, these discussions have included management and financial advisor presentations concerning possible transactions, including dispositions, investments and other business initiatives intended to create or enhance shareholder value. During Darden’s 2006 and 2007 fiscal years, discussions by its board of directors focused increasingly on the desirability of adding proven brands with national growth potential.

On November 12, 2006, Philip J. Hickey Jr., chairman and chief executive officer of RARE, and Clarence Otis, chairman and chief executive officer of Darden, had dinner in Atlanta, Georgia. Mr. Otis inquired as to whether RARE would consider combining with Darden. Mr. Hickey did not respond, as he regarded the comment as a casual reference rather than an indication of interest in acquiring RARE.

On December 14, 2006, the Darden board of directors held a meeting, at which, among other things, Mr. Otis informed the board of his dinner meeting with Mr. Hickey on November 12, 2006 and his intention to follow up with Mr. Hickey in January.

On January 22, 2007, Mr. Otis had lunch with Mr. Hickey in Atlanta, Georgia during which Mr. Otis informed Mr. Hickey that Darden had completed preliminary analysis regarding a combination of RARE and Darden, and based on that analysis and Darden’s long admiration of RARE, was interested in pursuing further conversations about the potential for combining the two companies.

On March 5, 2007, Mr. Otis called Mr. Hickey to further discuss the proposed combination. Mr. Hickey advised Mr. Otis that RARE was reviewing a range of strategic options and any proposal from Darden would have to be viewed in light of that overall review.

In late March 2007, Mr. Otis telephoned Mr. Hickey and requested to meet with Mr. Hickey as well as RARE’s chief financial officer, Douglas Benn, and RARE’s chief operating officer, Gene Lee, to discuss Darden’s interest in RARE. Mr. Hickey responded that such a meeting would be premature.

On April 25, 2007, the RARE board of directors held a meeting and on April 26, 2007, Mr. Hickey spoke with Mr. Otis and told him that a meeting could be arranged with Mr. Benn and that RARE would prepare a confidentiality agreement between RARE and Darden to permit such a discussion.

On May 8, 2007, Mr. Otis and Mr. Hickey met in Atlanta, Georgia for dinner and discussed the reaction of the RARE board to a potential transaction with Darden, as well as the type of information Darden would need to test its assumptions about value.

On May 14, 2007, Mr. Otis sent Mr. Hickey a list of topics that Darden wanted to discuss with Mr. Benn and requested a draft confidentiality agreement to permit that discussion.

On May 17, 2007, Darden and RARE entered into a confidentiality agreement to facilitate the exchange of preliminary business and financial information, and other due diligence materials concerning RARE.

On May 18, 2007, Mr. Otis and Brad Richmond, Darden’s Chief Financial Officer, met with Mr. Benn, who provided Darden with an overview of RARE’s business and financial performance.

On May 19, 2007, Mr. Otis and Mr. Hickey had dinner and discussed the overview Darden received on May 18, 2007 as well as the respective leadership teams of the two organizations.

On June 4, 2007, Mr. Hickey and Mr. Otis had a phone call during which Mr. Otis indicated that he believed that a combination of RARE and Darden would be beneficial for the shareholders of both companies and that a possible range of value that Darden would pay for RARE would be between $37.00 and $39.00 per share. Mr. Otis also indicated that Darden was prepared to provide a non-binding “indication of interest” letter confirming this interest.

On June 5, 2007, Darden formally engaged Lehman Brothers to serve as its financial advisor in connection with its evaluation of a possible transaction involving RARE.

On June 7, 2007, Darden submitted an initial preliminary non-binding written proposal to acquire RARE at a price per share of $37.00 to $39.00. In its proposal, Darden indicated that the transaction would not be subject to any financing contingency or the approval of Darden’s shareholders.

In July 2007, Mr. Hickey informed Mr. Otis that RARE had formally retained financial advisors to assist RARE in reviewing potential strategic alternatives, including a possible transaction with Darden.

On the afternoon of July 12, 2007, Mr. Hickey telephoned Mr. Otis and indicated that RARE would make available to Darden and its advisors such additional information as would allow Darden to complete its due diligence to the point where Darden could propose a specific price per share for a potential transaction and that such revised proposal should be received by RARE prior to the regular scheduled meeting of the RARE board of directors to be held on July 25, 2007.

On July 13, 2007, Darden delivered a preliminary due diligence request list to RARE. Also on July 13, 2007, RARE provided to Darden additional financial information regarding RARE.

On July 16, 2007, RARE began making due diligence materials available to Darden through an electronic data room.

On July 20, 2007, the senior management teams of Darden and RARE met at the offices of Alston & Bird in Atlanta, Georgia, where RARE’s management team made a presentation to Darden regarding RARE’s business and operations. Representatives of the parties’ respective legal and financial advisors also attended this meeting.

Between July 20 and July 24, 2007, telephone conversations were held between members of the management teams of Darden and RARE, some including the respective legal and financial advisors of the parties, to follow up on additional due diligence questions and additional materials and information were provided to Darden by RARE.

On July 24, 2007, the Darden board of directors held a telephonic meeting to discuss a potential transaction involving RARE, including the potential submission of a revised preliminary non-binding proposal with a price per share within the range previously submitted to RARE.

On July 24, 2007, Darden submitted a revised preliminary non-binding written proposal to acquire RARE at a price per share of $37.75 and a request for a 21-day exclusivity period in which to negotiate a definitive agreement for such acquisition.

From July 24, 2007 to July 27, 2007, Darden and RARE, with the assistance of their respective financial advisors, negotiated with respect to the per share offer price.

On July 27, 2007, Darden submitted a revised preliminary non-binding proposal to acquire RARE at a price per share of $38.15. Later that day, Darden and RARE entered into an exclusivity agreement, under which RARE agreed to negotiate exclusively with, and to continue to provide due diligence materials to, Darden in connection with a potential transaction for 21 days.

From July 27, 2007 to August 16, 2007, RARE continued to provide information to Darden and Darden continued to perform due diligence including in-person and telephone conversations with members of RARE’s management.

On August 3, 2007, Wachtell Lipton delivered to Alston & Bird a draft merger agreement.

On August 8, 2007, Messrs. Otis and Drew Madsen, President and Chief Operating Officer of Darden, and Dan Lyons, Darden’s Sr. Vice President, Human Resources, and Ron Bojalad, Sr. Vice President, Group Human Resources of Darden, met with Messrs. Hickey, Lee, Benn and Tom Gathers, Executive Vice President, Human Resources of RARE, for additional diligence discussions and management interviews by Darden.

On August 9, 2007, members of Darden management, met in Atlanta, Georgia with members of RARE’s management to interview RARE management and further engage in diligence discussions.

Starting on August 8, 2007, the parties negotiated the terms of the merger agreement, including the disclosure schedules which Alston & Bird delivered to Wachtell Lipton on August 13, 2007.

From August 12, 2007 to August 16, 2007, Darden continued to perform due diligence.

On August 15, 2007, Darden entered into commitments with Bank of America, N.A. under which Bank of America will provide an aggregate of $1.9 billion of liquidity.

On August 15, 2007, the Darden board of directors held a telephonic meeting, at which members of Darden’s management and representatives from Lehman Brothers and Wachtell Lipton were present, to consider the transaction with RARE and the proposed merger agreement. Members of Darden’s management also updated the Darden board of directors regarding the status of the transaction process.

Following Lehman Brothers’ presentation, representatives from Wachtell Lipton reviewed the draft merger agreement with the Darden board of directors.

On August 16, 2007, the Darden board of directors held a telephonic meeting, at which members of Darden’s management and representatives from Lehman Brothers and Wachtell Lipton were present, to further consider the transaction with RARE and the proposed merger agreement. Representatives from Lehman Brothers again reviewed their presentation regarding the transaction, and gave their oral opinion that as of August 16, 2007, from a financial point of view, the consideration to be paid by Darden in the proposed transaction is fair to Darden. Following discussion, the Darden board of directors voted to approve the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, and the financing required to complete the offer and the merger, and authorized Darden management to execute the merger agreement.

Following the Darden board of directors meeting and the RARE board of directors meeting, after the close of the market, Darden and RARE executed the merger agreement and issued a joint press release announcing the execution and the terms of the proposed acquisition of RARE by Darden.

Offer Letters

In connection with the execution of the Merger Agreement, Darden Restaurants entered into letter agreements with each of Messrs. Gene Lee, David George, John Martin and Tom Gathers that offer employment to such executives effective upon the closing of the merger. Pursuant to the offer letters, Mr. Lee will serve as President, Specialty Restaurant Group; Mr. George will serve as President, Longhorn; Mr. Martin will serve as President, The Capital Grille; and Mr. Gathers will serve as Senior Vice President, Longhorn.

The offer letters provide Messrs. Lee, George, Martin and Gathers with an annual base salary of $500,000, $375,000, $375,000 and $267,800, respectively, and an annual bonus opportunity under Darden Management Incentive Plan equal to 60 percent, 55 percent, and 36 percent, respectively, of their respective base salaries. Each executive’s 2008 fiscal year bonus will be prorated to reflect the partial year of participation in the Management Incentive Plan from the closing of the Merger, but will be guaranteed at not less than target. Each executive will be eligible for company-paid benefits under Darden Restaurant’s Relocation and Real Estate Assistance Program.

In addition, the offer letters provide Messrs. Lee, George, Martin and Gathers with a sign on bonus of $150,000, $200,000, $200,000 and $100,000, respectively, and an initial equity compensation grant of stock options to acquire shares of Darden Restaurants common stock and restricted shares of Darden Restaurants common stock with a grant date value of $2,861,400, $801,350, $572,700 and $627,785, respectively. Two-thirds of the initial equity compensation grant, by value, will consist of stock options and the remaining one-third to consist of restricted shares. The restricted stock will cliff vest on the fourth anniversary of the date of grant, subject to the executive’s continued employment through such date. For Messrs. Lee and George, one-half of the options will vest on each of the third and fourth anniversaries of the date of grant, subject to the executive’s continued employment through such date; for Mr. Martin and Mr. Gathers, one-third of the options will vest on each of the second, third and fourth anniversaries of the date of grant, subject to the executive’s continued employment through such date. If any executive’s employment is terminated by Darden Restaurants without “cause” during the three-year period following the merger, such executive will be provided with 18 months (12 months in the case of Mr. Gathers) of salary continuation, continued access to group life and health benefits and continued vesting in stock options and restricted stock.

In consideration for these benefits, the executives relinquish their rights under their existing employment agreements; however, the non-competition, non-solicitation of employees, non-hire of employees and confidentiality covenants of their existing agreements will continue to apply to the executives during their employment and for a specified period thereafter. Specifically, each of the executives will be subject to: a non-solicitation of employees covenant during their employment and for 24 months (18 months in the case of Mr. Gathers) thereafter and a confidentiality covenant during their employment and for 24 months thereafter; a non-competition; covenant during their employment and for the 12 months (18 months in the case of Mr. Lee) thereafter; and a non-hire of employees covenant during their employment and for the 12 months (24 months in the case of Mr. Lee and 18 months in the case of Mr. Gathers) thereafter.

Consulting Agreement.

Darden, RARE, and RARE Hospitality Management, Inc. entered into a consulting agreement with Mr. Philip Hickey effective upon the closing of the merger pursuant to which Mr. Hickey will for the one-year period following closing of the merger render consulting services to Darden for $375,000 per year. During the first month of the one-year consulting period, Mr. Hickey will have use of his office and support staff. In addition, subject to his execution of a release, Mr. Hickey will be paid any amounts due under his existing employment agreement upon the closing of the merger, which consist of a lump sum equal to the average of the annual bonus paid to Mr. Hickey for the two most recently completed fiscal years, three years of base salary continuation, and 18 months continuing health care coverage for Mr. Hickey and his dependent family members. Any amounts payable to Mr. Hickey under the consulting agreement or otherwise which are considered excess parachute payments under Section 280G of the Internal Revenue Code will be reduced to Mr. Hickey’s “safe harbor” amount, less $5,000, if such reduction would put Mr. Hickey in a better after-tax position than without such reduction. In consideration for these benefits, Mr. Hickey will relinquish any rights under his existing employment agreement; however, the non-competition covenant in his existing agreement will continue to apply during the one-year consulting period and for a period of 18 months thereafter, and the non-solicitation of employees, non-hire of employees and confidentiality covenants of his existing agreement will continue to apply to Mr. Hickey during the consulting period and for a period of 24 months thereafter.

Fifth Amendment of Employment Agreement between RARE Hospitality Management, Inc. and Doug Benn.

At the request of Darden, RARE Hospitality Management, Inc. and Doug Benn entered into a Fifth Amendment of Mr. Benn’s Employment Agreement Under the amendment, Mr. Benn will receive a stay incentive bonus equal to $405,700 within a reasonable period of time following July 1, 2008, subject to his continued employment through July 1, 2008. In addition, the amendment changed the bonus component of Mr. Benn’s severance benefits upon a termination of his employment without cause or a resignation by Mr. Benn as a result of a relocation or a substantial reduction in the scope of his responsibility within the 18 months following a change in control of RARE to a lump sum equal to the average bonus paid to Mr. Benn with respect to RARE Hospitality Management, Inc.’s 2005 and 2006 fiscal years (prior to the amendment, the bonus component of his severance was a lump sum equal to the average of the bonus paid to Mr. Benn with respect to each of the two fiscal years prior to the year of termination). In addition, Mr. Benn waived his rights to equity acceleration in his employment agreement with respect to his performance-based restricted stock units, which units will, pursuant to the amendment, be treated as provided in the Merger Agreement.

Other Agreements

Darden expects that additional executive officers of RARE may enter into new employment arrangements or consulting agreements with, or receive offer letters from, Darden or its affiliates regarding employment following the closing of the merger with Darden or its affiliates; however, such matters are subject to negotiations and discussion.

11.	PURPOSE OF THE OFFER; THE MERGER AGREEMENT; STATUTORY REQUIREMENTS; DISSENTERS’ RIGHTS; “GOING PRIVATE” TRANSACTIONS; PLANS FOR RARE

(a) Purpose. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, RARE. The Offer, as the first step in the acquisition of RARE, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of RARE not purchased pursuant to the Offer or otherwise.

(b) The Merger Agreement. The following summary description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which Darden and Offeror have filed as an exhibit to the

Tender Offer Statement on Schedule TO that Darden and Offeror have filed with the SEC, which you may examine and copy as set forth in Section 9—“Information Concerning Darden and Offeror.”

The Offer. The Merger Agreement provides that Offeror will commence the Offer on August 31, 2007 and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, as set forth in Section 14—“Conditions of the Offer,” Offeror will purchase all Shares validly tendered and not withdrawn pursuant to the Offer. The Merger Agreement provides that, without the prior written consent of RARE, Offeror will not (a) decrease the price to be paid in the Offer or change the form of consideration payable in the Offer, (b) decrease the number of Shares sought to be purchased in the Offer, (c) impose additional conditions to the Offer, (d) waive or amend the Minimum Condition, (e) amend any other term of the Offer in a manner materially adverse to the RARE shareholders, or (f) except as provided in the Merger Agreement, extend the expiration of the Offer beyond the initial Expiration Date.

Offeror may, without the consent of RARE, (a) extend the Offer for one or more periods of not more than five business days if, at the then-scheduled Expiration Date, any of the conditions of the Offer will not have been satisfied or waived, or (b) if all of the conditions of the Offer are satisfied but the number of Shares that have been validly tendered and not withdrawn in the Offer, together with any Shares then owned by Darden, is less than 90% of the outstanding Shares, commence a subsequent offering period for three to twenty business days to acquire the remaining outstanding Shares. Offeror shall extend the Offer for any period required by any rule or position of the SEC or the Staff of the SEC applicable to the Offer.

Also, if, at the then scheduled Expiration Date, the Minimum Condition has not been satisfied and (a) RARE has not received a Takeover Proposal (as defined below), (b) the failure to achieve the Minimum Condition is not a result of RARE’s failure to comply in any material respects with its obligations under the Merger Agreement, and (c) the conditions to the Offer other than the Minimum Condition are reasonably capable of being satisfied within five (5) calendar days (or are unsatisfied because of a material breach by Darden or Offeror under the Merger Agreement), at the request of RARE, Darden and Offeror shall extend the Expiration Date up to two times and not to exceed five (5) business days on any single extension.

Recommendation. RARE has represented to Darden in the Merger Agreement that the board of directors of RARE has unanimously , by resolutions duly adopted at a meeting duly called and held (i) approved the Merger Agreement, and deemed the Offer, the Merger and the transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of RARE shareholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (iii) taken all other action necessary to render the provisions of Article 11, Part 3 of the Georgia Business Corporation Code (“GBCC”) on Business Combinations with Interested Shareholders, if applicable, and the Company Rights inapplicable to each of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and (iv) recommended that the RARE shareholders accept the Offer and tender their RARE common stock in the Offer.

RARE further represented that RBC, RARE’s financial advisor, has delivered to RARE a written opinion to the effect that, as of the date of the Merger Agreement, the consideration to be received by the RARE shareholders pursuant to the Offer and the Merger is fair, from a financial point of view, to the RARE shareholders.

Directors. The Merger Agreement provides that, promptly upon the acceptance of any Shares for payment by Offeror (the “Appointment Time”), and from time to time thereafter, Offeror is entitled to designate up to such number of directors, rounded to the next whole number as will give Offeror representation on the RARE board of directors equal to the product of the total number of directors on the RARE board of directors (giving effect to any increase in the number of directors so elected pursuant to the Merger Agreement) and the percentage that such number of Shares beneficially owned by Darden or its affiliates bears to the total number of Shares then outstanding. RARE shall, upon Offeror’s request, promptly take all actions necessary to cause such designees to be so elected to the RARE board of directors including if necessary by seeking and accepting the resignation of such number of directors or increasing the size of the RARE board of directors as is necessary to enable Offeror’s designees to be so elected. RARE will, at such times, cause individuals designated by Offeror to constitute the same percentage of each committee of the RARE board of directors as Offeror’s designees represent on the RARE board of directors, other than any committee of the RARE board of directors established to take action under the Merger Agreement which committee must be composed only of Independent Directors (as defined below).

In the event that Offeror’s designees are elected or designated to the RARE board of directors, then, until the time the Merger becomes effective (the “Effective Time”), RARE shall use its reasonable efforts to cause the RARE board of directors to have at least three members who (a) were directors on the date of the Merger Agreement, (b) are independent directors for purposes of the continued listing requirements of the NASDAQ and the SEC rules and regulations and (c) are reasonably satisfactory to Offeror (the “Independent Directors). If any Independent Director is unable to serve due to death, disability or any other reason, the remaining Independent Directors shall be entitled to designate another individual who is a non-employee director on the date of the Merger Agreement and who meets the requirements of independence contained in the rules and regulations of the SEC and NASDAQ, to fill the vacancy, and such director will be deemed to be an Independent Director for purposes of the Merger Agreement. If no Independent Director remains prior to Effective Time, a majority of the members of the RARE board of directors shall be entitled to designate three individuals to fill such vacancies, provided that such individuals shall meet the requirements of independence of the rules and regulations of the SEC and NASDAQ and shall be reasonably satisfactory to Offeror and such directors will be deemed Independent Directors for purposes of the Merger Agreement. Following the Appointment Time and prior to the Effective Time, the approval of a majority of the Independent Directors shall be required to authorize (i) any termination of the Merger Agreement or amendment to the Merger Agreement which is adverse to the RARE shareholders (other than Darden or Offeror), (ii) any extension by RARE of the time for performance of any of the obligations or other acts of Offeror or Darden, or (iii) waiver of any of RARE’s rights under the Merger Agreement or other action, in each case, adversely affecting the rights of the RARE shareholders (other than Darden or Offeror).

The Merger. The Merger Agreement provides that, at the Effective Time, Offeror will be merged with and into RARE. Following the Merger, the separate corporate existence of Offeror will cease and RARE will continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Darden.

RARE has agreed that, if required by applicable law in order to consummate the Merger, it will, in accordance with applicable law, (a) duly set a record date, call, give notice of, convene and hold a special meeting of the RARE shareholders promptly following the Appointment Time for the purpose of considering and voting upon approval of the Merger, the Merger Agreement and the transactions contemplated thereby, and (b) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and the Merger Agreement, and use its reasonable best efforts (1) to obtain and furnish the information required to be included by the SEC in the proxy statement and, after consultation with Darden, to respond promptly to any comments made by the SEC or the staff of the SEC with respect to the preliminary proxy statement and to cause a definitive proxy statement to be mailed to the RARE shareholders as soon as reasonably practicable, which proxy statement will include all information required by applicable law, the RARE board of directors recommendation that the RARE shareholders approve and adopt the Merger Agreement and the Merger to the extent required by applicable law, and (2) subject to the terms of the Merger Agreement, to obtain the necessary approvals of the Merger, the Merger Agreement, and the transactions contemplated by the Merger Agreement by the RARE shareholders. The Merger Agreement provides that subject to the terms of the Merger Agreement, RARE will, through the RARE board of directors, recommend that the RARE shareholders approve and adopt the Merger Agreement, the Merger and the transactions contemplated thereby, and, except as expressly permitted by the Merger Agreement, will not withdraw, amend or modify in a manner adverse to Darden the RARE board of directors recommendation. Darden has agreed in the Merger Agreement that it will vote, or cause to be voted, all of the Shares then owned by it, Offeror or any of Darden’s other subsidiaries in favor of the approval of the Merger and the Merger Agreement.

The Merger Agreement further provides that, notwithstanding the foregoing, if Darden or Offeror acquires, together with the Shares owned by Darden, Offeror or any other of Darden’s subsidiaries, at least 90% of the outstanding Shares, the parties to the Merger Agreement will, at the request of Darden, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Appointment Time by means of a short-form merger without a meeting of the RARE shareholders as provided in accordance with Section 14-2-1104 of the GBCC.

Short-Form Merger Option. RARE granted to Darden and Offeror an irrevocable option to purchase, at a per share price equal to the price to be paid in the Offer, Shares equal to the number of Shares that, when added to the number of Shares owned by Darden and Offeror immediately following consummation of the Offer, equals one share more than 90% of the Shares then outstanding on a fully diluted basis provided that RARE shall only be required to issue up to that number of Shares that would not require a vote of its shareholders to authorize additional shares of capital stock under RARE’s Amended and Restated Articles of Incorporation.

Charter, By-Laws, Directors and Officers. The RARE Amended and Restated Articles of Incorporation will be amended at the Effective Time to conform to the Articles of Incorporation of Offeror, as in effect immediately prior to the Effective Time, and Offeror’s bylaws in effect immediately prior to the Effective Time will be the Surviving Corporation’s bylaws, in each case, with the exception that the name of the Surviving Corporation shall be “RARE Hospitality International, Inc.”. From and after the Effective Time, the officers of RARE will be the initial officers of the Surviving Corporation and the directors of Offeror will be the directors of the Surviving Corporation, in each case, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Treatment of Shares in the Merger. By virtue of the Merger and without any action on the part of the RARE shareholders, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (a) any Shares directly held in treasury by RARE or owned by Darden, the Offeror or any other wholly owned subsidiary of Darden or RARE, (b) Shares held by a holder who complies with the relevant provisions of the GBCC regarding the right to dissent from the Merger and require appraisal of their shares, and (c) any restricted Shares that will be converted into restricted shares of Darden common stock), will be canceled and cease to exist, and will be converted into the right to receive an amount of cash, without interest, equal to the Offer Price. If a RARE shareholder fails to validly perfect or loses such dissenters’ rights, then the Appraisal Shares will be deemed to have been canceled at the Effective Time, and such RARE shareholder will be entitled to receive the price paid in the Offer (payable without any interest thereon) as compensation for such cancellation. See “—Dissenters’ Rights.”

Treatment of RARE Stock Options, Restricted Stock, Restricted Stock Units in the Merger; Employee Stock Purchase Plan; Pledged Amounts. The Merger Agreement provides that, at the Effective Time, each stock option to acquire shares of RARE common stock which is then outstanding and unexercised, will automatically be converted at the Effective Time into an option to purchase a number of shares of common stock of Darden, equal to the product, rounded down to the nearest whole share, of the number of shares of RARE common stock subject to the RARE stock option immediately prior to the Effective Time and the ratio of the Offer Price over the average closing price of Darden common stock on the New York Stock Exchange for the ten trading days immediately preceding the second trading day prior to the Effective Time (such ratio, the “Exchange Ratio”). Each such option to purchase shares of common stock of Darden will have an exercise price per share equal to the quotient, rounded up to the nearest whole cent, of the exercise price per share applicable to the RARE stock option divided by the Exchange Ratio, and with Darden assuming the other terms and conditions applicable to the RARE stock option immediately before the Effective Time. The Merger Agreement also provides that, any outstanding and unexercised RARE stock options which are unvested at the Effective Time shall vest on the first to occur of (1) for all holders of RARE stock options other than RARE’s Regional Directors, Regional Managers,

Regional Vice Presidents, Managing Partners and General Managers, the date that is 60 days following the Effective Time, subject to such individual’s continued employment through such date; (2) the date on which such RARE stock options would vest in accordance with their terms (disregarding for this purpose any provision for acceleration of equity awards contained in any employment agreement, change in control agreement or similar agreement in effect between RARE and a holder); and (3) if an employment offer letter is offered by Darden to a holder of a RARE stock option and accepted by such holder, on the later of (A) such holder’s acceptance of such employment offer letter or (B) the Effective Time.

The Merger Agreement provides that, at the Effective Time, each restricted share of RARE common stock which is then outstanding will automatically be converted at the Effective Time into a number of restricted share of common stock of Darden equal to the Exchange Ratio, rounded up to the nearest whole share. Each such restricted shares of common stock of Darden will otherwise remain subject to the terms and conditions (including vesting terms) applicable to restricted shares of RARE common stock prior to their conversion. The Merger Agreement also provides that restricted shares of RARE common stock which are unvested at the Effective Time shall vest on the first to occur of (1) for all holders of RARE restricted shares other than RARE’s Regional Directors, Regional Managers, Regional Vice Presidents, Managing Partners and General Managers, the date that is 60 days following the Effective Time, subject to such individual’s continued employment through such date; (2) for RARE’s Regional Managers of LongHorn Steakhouse or Regional Directors of The Capital Grille, solely with respect to RARE restricted stock which would have vested in accordance with their normal vesting schedule within the 12-month period following the Effective Time, on the Effective Time; (3) the date on which such RARE restricted stock would vest in accordance with their terms (disregarding for this purpose any provision for acceleration of equity awards contained in any employment agreement, change in control agreement or similar agreement in effect between RARE and a holder); and (4) if an employment offer letter is offered by Darden to a holder of RARE restricted stock and accepted by such holder, on the later of (A) such holder’s acceptance of such employment offer letter or (B) the Effective Time.

Each RARE performance-based restricted stock unit (referred to as a “PBRSU”) which is outstanding as of the Effective Time will cease to represent a right or award with respect to shares of common stock of RARE, and will be converted automatically into an award with respect to shares of Darden common stock, and Darden will assume all obligations with respect to such PBRSUs subject to their terms. At the Effective Time, one-half ( 1/2) of the target amount of shares of RARE common stock to be issued with respect to each PBRSU granted in 2006, and one-sixth (1/6) of the target amount of shares of RARE common stock to be issued with respect to each PBRSU granted in 2007, will vest (become non-forfeitable) and be converted into restricted stock units based on shares of Darden common stock at the Effective Time and will be settled on January 2, 2008. Subject to the holders’ continued employment through the applicable settlement date, the remaining number of shares of RARE common stock to be issued based on the respective target amounts of each such PBRSU will be issued in shares of Darden common stock on the original target vesting date (as set forth in the applicable PBRSU award agreement) without regard to any performance-based condition, provided, however, that, subject to an applicable holder’s affirmative waiver of any rights to any other accelerated vesting with respect to such PBRSUs, upon a termination of a PBRSU holder’s employment following the Effective Time by Darden without “cause” (“cause” being defined as a violation of a Darden policy or a state or federal law), the holder shall vest in a number of such remaining PBRSUs equal to the product of (x) the remaining number of shares of RARE common stock to be issued based on the respective target amounts of the PBRSUs and (y) a fraction, the numerator of which is the number of whole months that have elapsed between the Effective Time and the date of such termination of employment, and the denominator of which is the number of whole months between the Effective Time and the original target vesting date (as set forth in the applicable PBRSU award agreement). From and after the Effective Time, the number of shares of Darden common stock subject to each outstanding PBRSU shall be equal to the product, rounded down to the nearest whole share, of the number of shares of RARE common stock that related to such PBRSU at target immediately prior to the Effective Time and the Exchange Ratio.

Under the Merger Agreement, Darden agreed to file with the SEC, a registration statement on Form S-3 or S-8, as the case may be, to register the Darden common shares issuable upon exercise of the Darden stock options, restricted stock and restricted stock units and to use its reasonable efforts to maintain the effectiveness of such registration statements for so long as such Darden stock options, restricted stock and restricted stock units remain outstanding, and RARE and Darden agreed to take all actions necessary to effectuate the conversion, acceleration and registration of such awards as required by the Merger Agreement.

The Merger Agreement provides that RARE’s employee stock purchase plan will continue to be operated in accordance with its terms through the Appointment Time and that RARE will take all actions to ensure that the employee stock purchase plan is terminated as of the Appointment Time. In addition, the Merger Agreement provides that all shares of RARE’s common stock or other securities or cash that were pledged by RARE’s Executive Chef Partners and Restaurant Managing Partners as of the Effective Time pursuant to pledge agreements in connection with such employee’s participation in RARE’s Executive Chef Partner Program or Restaurant Managing Partner Program will be returned to such employees as of immediately prior to the Effective Time.

Representations and Warranties. Pursuant to the Merger Agreement, RARE has made customary representations and warranties to Darden and Offeror with respect to, among other matters, its organization, standing and corporate power, its subsidiaries, capitalization, authority, conflicts, consents and approvals, filings with the SEC and securities law matters, financial statements and internal controls, information supplied and to be supplied for inclusion in the Tender Offer Statement on Schedule TO and the Schedule 14D-9, the absence of any certain change or Material Adverse Effect (as defined below), litigation, contracts, compliance with laws, labor matters, employee benefit plans, the nonexistence of any parachute gross ups, taxes, equipment and title to properties, environmental matters, intellectual property, voting requirements, RARE Articles of Incorporation provisions, suppliers, opinion of financial advisor, insurance, interested party transactions, undisclosed liabilities, inapplicability of the RARE Right Agreement or takeover statutes under the GBCC, and brokerage and finders’ fees.

Darden and Offeror have made customary representations and warranties to RARE with respect to, among other matters, organization, standing and corporate power, authority, conflicts, consents and approvals, information supplied and to be supplied for inclusion in the Tender Offer Statement on Schedule TO and the Schedule 14D-9, litigation, ownership of RARE stock, interim operations of Offeror, required funds and brokerage and finders’ fees.

The representations and warranties contained in the Merger Agreement were made solely for purposes of the Merger Agreement and are qualified by information in confidential disclosure schedules provided by RARE to Darden and Offeror in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between Darden and Offeror, on the one hand, and RARE, on the other hand, rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about Darden, Offeror or RARE.

Efforts to Close the Transactions. In the Merger Agreement, each of Darden, Offeror and RARE agreed to use its reasonable best efforts to take all actions necessary, proper or advisable under applicable law to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions and other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement. In furtherance of this agreement, each party agreed to make appropriate filings under the HSR Act as promptly as reasonably practicable and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods. However, the parties agreed that nothing in the Merger Agreement would obligate Darden or any of its subsidiaries or affiliates to propose or agree to accept any undertaking or restriction, or to take or commit to take any action (a) the effectiveness of which is not conditional on the consummation of the Merger or (b) that, individually or in the aggregate, is or would reasonably be expected to be materially adverse (with materiality being measured in relation to the size of RARE and its subsidiaries taken as a whole) to RARE or any of its subsidiaries or Darden or any of its subsidiaries, either before or after giving effect to the Offer or the Merger, or Darden’s ownership or operation of any portion of RARE’s or any of its subsidiaries’ business or assets (a “Materially Burdensome Condition”).

RARE Rights Agreement. Pursuant to the Merger Agreement, RARE agreed that the RARE board of directors would take all further actions reasonably requested by Darden in order to render the RARE Rights Agreement inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement. On August 16, 2007, RARE amended its Rights Agreement to render it inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

Shareholder Litigation. RARE agreed to give Darden prompt written notice of, and the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any shareholder litigation against RARE and/or its directors relating to the transactions contemplated by this Agreement, and agreed that no such settlement shall be agreed to without Darden’s prior written consent.

Tax Matters. During the period from the date of the Merger Agreement to the Effective Time, RARE will, and will cause each of its subsidiaries to, (a) timely file all material tax returns, (b) timely pay all material taxes due and payable, (c) promptly notify Darden of any material actions that become pending against or with respect to RARE or any of its subsidiaries in respect of any amount of tax and not settle any material tax liability without Darden’s prior written consent, (d) not make or change any material tax election, annual accounting period or accounting method with respect to taxes, surrender any right to claim a refund of taxes, or take any other similar action relating to the filing of any tax return or the payment of any tax, other than with Darden’s prior written consent or other than in the ordinary course of business consistent with past practice.

Indemnification; Directors’ and Officers’ Insurance. Pursuant to the Merger Agreement, Darden will cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, whether asserted or claimed prior to, or after the Effective Time. for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of RARE and its subsidiaries as provided in the RARE Articles of Incorporation, the RARE bylaws, the organization documents of any subsidiary or any written indemnification contract between such directors or officers and RARE (in each case, as in effect on the date of the Merger Agreement), without further action, as of the Effective Time and such obligations will survive the Merger and will continue in full force and effect in accordance with their terms. In the Merger Agreement, Darden also has agreed that it will maintain in effect, for a period of six years after the Effective Time, (a) RARE’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered under such policies, on terms no less favorable than those of such policy in effect as of the date of the Merger Agreement; provided that neither Darden nor RARE will be obligated to pay more than 250% of the annual premiums currently paid by RARE for such insurance and (b) provisions in the Articles of Incorporation and Bylaws of the Surviving Corporation no less favorable than the provisions with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of RARE and its subsidiaries for acts or omissions occurring at or prior to the Effective Time, contained in the Bylaws and Articles of Incorporation of RARE.

Employee Benefit Matters. With respect to employee benefit matters, the Merger Agreement provides that for a period of twelve months following the Effective Time, the employees of RARE and its subsidiaries who remain in the employment of the Surviving Corporation and its subsidiaries will receive employee welfare and retirement benefits, in the aggregate, and base pay that is substantially similar to either those provided by Darden and its subsidiaries to similarly situated employees of Darden or its subsidiaries or those provided or paid by RARE and its subsidiaries immediately prior to the Effective Time, it being understood that nothing in the

Merger Agreement will require Darden or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person.

Conduct of RARE’s Business. During the period from the date of the Merger Agreement to the earlier of the Appointment Time and the termination of the Merger Agreement in accordance with its terms, the Merger Agreement obligates RARE to conduct, and to cause each of its subsidiaries to conduct, its operations in the ordinary course consistent with past practice prior to the closing of the Merger and in compliance with applicable laws, except as set forth in the RARE disclosure schedule, as consented to in writing in advance by Darden or as otherwise expressly permitted or required by the Merger Agreement, and obligates RARE to use reasonable efforts to preserve intact its business organizations, retain the services of its officers and employees and consultants, maintain its rights, permits and other authorizations issued by governmental entities and preserve its relationships with customers, suppliers, licensors, licensees, landlords, distributors, franchisees and others having business dealings with it. The Merger Agreement also contains specific restrictive covenants as to certain impermissible activities of RARE prior to the Appointment Time, which provide that, subject to certain exceptions, RARE will not (and will not permit any of its subsidiaries to) take certain actions without the prior written consent of Darden, including, among other things, actions related to dividends and distributions; issuances, sales, purchases and recapitalizations of its capital stock; amendments to organizational documents; acquisitions or sales of assets or properties; material commitments or transactions outside of the ordinary course; assumption of indebtedness; capital expenditures; litigation settlements; waivers of material claims; material contracts, collective bargaining agreements and benefit plans; granting severance or termination pay or increasing compensation; acceleration of the payment of benefits; changes in tax or accounting methods and material modifications to pricing or investment policies.

No Solicitation. RARE agreed that, until the earlier of the Appointment Time and the termination of the Merger Agreement, in accordance with its terms, it will not, and will not authorize or permit any of its subsidiaries or any of their respective directors, officers or employees or any advisor, agent, representative or controlled affiliate to, directly or indirectly:

•	solicit, initiate or knowingly encourage or knowingly facilitate any Takeover Proposal or the making thereof;

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any Takeover Proposal; or

•	waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any person other than Darden.

RARE also agreed that it would, and would cause its subsidiaries to, immediately cease and terminate all existing discussions or negotiations with any person conducted up to the date of the Merger Agreement with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished.

The term “Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including equity securities of any subsidiary of RARE) or businesses that constitute 15% or more of the revenues, net income or assets of RARE and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of RARE, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of RARE, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving RARE or any of its subsidiaries pursuant to which any person or the shareholders of any person would own 15% or more of any class of equity securities of RARE or of any resulting parent company of RARE, in each case other than the transactions contemplated by the Merger Agreement.

Notwithstanding the foregoing, at any time prior to the Appointment Time, in response to a bona fide written Takeover Proposal that the RARE board of directors reasonably determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is or is reasonably likely to result in a Superior Proposal, and which Takeover Proposal was not solicited after the date of the Merger Agreement and was made after such date and RARE was not in material breach of the Merger Agreement, RARE may:

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furnish information with respect to RARE and its subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement containing confidentiality and other provisions not less restrictive to such person than the provisions of the confidentiality agreement, dated May 17, 2007, between Darden and RARE are to Darden; provided that all such information has previously been provided to Darden or is provided to Darden prior to or substantially concurrent with the time it is provided to such person; and

•	participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives);

if and only to the extent that the RARE board of directors concludes in good faith (after consultation with its outside counsel and a financial advisor of nationally recognized reputation) that failure to take such action would be inconsistent with its fiduciary duties under applicable law.

The term “Superior Proposal” means any bona fide written offer made by a third party which, if consummated would result in such person (or its shareholders) owning, directly or indirectly, greater than 50% of the shares of RARE common stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or greater than 50% of the assets of RARE, which the RARE board of directors reasonably determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be (a) more favorable to the RARE shareholders from a financial point of view than the Offer and the Merger (taking into account all the terms and conditions of such proposal and the Merger Agreement (including any changes to the financial terms of the Merger Agreement proposed by Darden in response to such offer or otherwise and the Termination Fee payable to Darden)), and (b) reasonably likely to be completed on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Until the earlier of the Appointment Time and the termination of the Merger Agreement, in accordance with its terms, neither the RARE board of directors nor any committee thereof may (a) withdraw, modify or qualify in any manner adverse to Darden its recommendation for the Offer, the Merger and the Merger Agreement, take any other action or make any public statement in connection with such recommendation, the Offer, the Merger or the RARE shareholders’ meeting that is inconsistent with such recommendation, or adopt or recommend (or publicly propose to do so) any Takeover Proposal or (b) adopt or recommend (or publicly propose to do so) or allow RARE or any of its subsidiaries to enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal. Notwithstanding the foregoing, at any time prior to the Appointment Time, the RARE board of directors may in response to a Takeover Proposal that the RARE board of directors reasonably determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal and that was unsolicited and made after the date of the Merger Agreement and did not result from or arise in connection with a material breach thereof:

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make an adverse recommendation change if the RARE board of directors has concluded in good faith, after consultation with its outside legal counsel, that in light of such Superior Proposal, the failure of the RARE board of directors to effect an adverse recommendation change would be inconsistent with its fiduciary duties under applicable law; or

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cause RARE to terminate the Merger Agreement and concurrently enter into an acquisition agreement for the Superior Proposal if the RARE board of directors has concluded in good faith, after consultation with its outside legal counsel, that in light of such Superior Proposal, the failure of the RARE board of directors to terminate the Merger Agreement would be inconsistent with its fiduciary duties under applicable law, and provided that concurrently with such termination RARE pays to Darden the termination fee and expenses as described below under “—Effect of Termination.”

However, RARE will not be entitled to exercise its fiduciary right to make an adverse recommendation change or to terminate the Merger Agreement unless it has (a) provided to Darden four business days’ prior written notice that the RARE board of directors intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal, (b) during such four business day period, if requested by Darden, engaged in good faith negotiations with Darden to amend the Merger Agreement in such a manner that the Takeover Proposal no longer is a Superior Proposal and (c) at the end of such four business day period, such Takeover Proposal has not been withdrawn and the RARE board of directors determines in good faith that such Takeover Proposal continues to constitute a Superior Proposal. RARE must also promptly (and in any event within 24 hours of learning of the relevant information) advise Darden orally and in writing of any Takeover Proposal, the material terms and conditions and the identity of the person making any such Takeover Proposal. RARE will keep Darden fully informed in all material respects of the status and details (including any change to the material terms thereof) of any Takeover Proposal.

Access to Information. The Merger Agreement provides that RARE will give Darden and its representatives reasonable access during normal business hours and upon reasonable prior notice to RARE during the period prior to the Effective Time or the termination of the Merger Agreement, to all RARE’S and its subsidiaries’ properties, books, contracts, commitments, personnel and records as Darden may from time to time reasonably request. It also provides that each of Darden and RARE will hold, and will cause their respective representatives to hold, all information received from the other party in confidence in accordance with, and will otherwise abide by and be subject to, the terms and conditions of the confidentiality agreement between RARE and Darden.

Treatment of Notes. Under the Merger Agreement, if requested by Offeror, RARE will commence a consent solicitation with respect to RARE’s 2.50% Convertible Senior Notes due 2026. As requested by the Offeror, it is expected that RARE will commence a consent solicitation in connection with the commencement of the Offer. The purpose of the consent solicitation is to permit RARE to terminate the related registration rights agreement for any reason without the further consent of the parties thereto, and to amend certain provisions of the related indenture regarding the disclosure of RARE information.

Conditions to Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of Darden, Offeror and RARE to consummate the Merger are subject to the satisfaction of each of the following conditions:

•	if and to the extent required by applicable law, RARE shareholders will have approved and adopted the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	Darden or Offeror will have accepted for payment and paid for the Shares pursuant to the Offer in accordance with the terms of the Merger Agreement; and

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no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other law, rule, legal restraint or prohibition will be in effect preventing consummation of the Merger or imposing a Materially Burdensome Condition.

Termination. The Merger Agreement may be terminated prior to the Effective Time, and the Offer and the Merger may be abandoned (notwithstanding any approval of the Merger Agreement by the RARE shareholders):

•	by mutual written consent of Darden, Offeror and RARE;

•	by either Darden or RARE, if:

•	the Appointment Time has not have occurred on or before May 31, 2008 (the “End Date”), provided, however, that the right to terminate the Merger Agreement in this circumstance will not be available to the party whose willful breach of a representation or warranty, covenant or agreement in the Merger Agreement or whose other action or failure to act has been a principal cause of or resulted in the failure of the Appointment Time to occur on or before such date;

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if prior to the Appointment Time any order, injunction, judgment, law, rule, legal restraint or prohibition preventing consummation of the Offer or the Merger or imposing a Materially Burdensome Condition is in effect and becomes final and nonappealable, or from and after the Appointment Time any such restraint preventing consummation of the Merger is in effect and becomes final and nonappealable; or

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if the Offer has expired or been terminated in accordance with the terms of the Merger Agreement without Darden or Offeror having accepted for purchase any Shares pursuant to the Offer, other than due to a breach of the Merger Agreement by the terminating party;

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by Darden, prior to the Appointment Time, if RARE has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (1) would result in any of the events or circumstances relating to a breach by RARE of its representations, warranties and covenants that would permit Darden and Offeror not to close the Offer (as described in Section 14—“Conditions of the Offer”) and (2) is not cured, or is incapable of being cured, by RARE within 30 calendar days following receipt of written notice of such breach or failure to perform by Darden (or, if the End Date is less than 30 calendar days from the notice by Darden, is not cured or is incapable of being cured by RARE by the End Date);

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by RARE, prior to the Appointment Time, if Darden or Offeror breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach of failure to perform (1) will prevent consummation of the Offer and (2) is not cured, or is incapable of being cured, by Darden within 30 calendar days following receipt of written notice of such breach or failure to perform from RARE (or, if the End Date is less than 30 calendar days from the notice by RARE, is not cured or is incapable of being cured by Darden by the End Date);

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by Darden, prior to the Appointment Time, in the event that (1) the RARE board of directors withdraws, modifies or qualifies in any manner adverse to Darden its recommendation for the Offer, the Merger or the Merger Agreement, or adopts or recommends an alternative takeover proposal, or (2) the RARE board of directors fails publicly to reaffirm its adoption and recommendation of the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement within 10 business days of receipt of a written request by Darden to provide such reaffirmation following a Takeover Proposal having been made directly to the RARE shareholders generally or otherwise becoming publicly known or any person having publicly announced a Takeover Proposal or an intention to make a Takeover Proposal;

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by RARE, prior to the Appointment Time, in accordance with the terms and subject to the conditions of its fiduciary right to terminate the Merger Agreement to accept a Superior Proposal; provided that, concurrently with such termination, RARE pays to Darden the termination fee pursuant to the Merger Agreement described below;

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by Darden, if RARE or any of its representatives shall have intentionally or willfully breached the “No Solicitation” provisions of the Agreement, which breach is not cured without any adverse effect on Darden’s or Offeror’s ability to consummate the transactions contemplated hereby, or is incapable of being cured, within two (2) business days; or.

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By Darden, prior to the Appointment Time, if there shall occurred any change, effect, occurrence, state of facts or development that has had or would reasonably be expected to have, individually or in the aggregate a “Material Adverse Effect”, and such “Material Adverse Effect” is not capable of being cured within thirty (30) calendar days following receipt of notice thereof from Darden.

Effect of Termination. In the event of the termination of the Merger Agreement by either RARE or Darden in accordance with its terms, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of any party to the Merger Agreement, except that certain provisions will survive any such termination, including provisions relating to the payment of termination fees and expenses in the circumstances described below. However, no party would be relieved from any liability or damages resulting from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

If:

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the Merger Agreement is terminated by Darden because (1) the RARE board of directors withdraws, modifies or qualifies in any manner adverse to Darden its recommendation for the Offer, the Merger or the Merger Agreement, or adopts or recommends an alternative Takeover Proposal, (2) the RARE board of directors fails publicly to reaffirm its adoption and recommendation of the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement within 10 business days of receipt of a written request by Darden to provide such reaffirmation following an alternative Takeover Proposal or (3) if RARE or any of its representatives shall have intentionally or willfully breached the “No Solicitation” provisions of the Merger Agreement, which breach is not cured without any adverse effect on Darden’s or Offeror’s ability to consummate the transactions contemplated hereby, or is incapable of being cured, within two (2) business days;

•	the Merger Agreement is terminated by RARE pursuant to its fiduciary right to terminate the Merger Agreement to accept a Superior Proposal; or

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(1) a Takeover Proposal shall have been made to RARE or directly to RARE shareholders generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal (provided that for purposes of this paragraph, all references (whether in words or numerals) to “fifteen percent (15%)” in the definition of Takeover Proposal shall be deemed to refer to “twenty five percent (25%)); (2) thereafter, the Merger Agreement is terminated either by RARE because the Appointment Time has not have occurred on or before May 31, 2008, by either RARE or Darden because the Offer has expired and the Minimum Condition has not been satisfied, or by Darden if RARE has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement and if such breach or failure allow Darden to terminate the Merger Agreement in accordance with its terms; and (3) concurrently with or within 12 months of such termination, RARE enters into a definitive contract to consummate, or consummates, the transactions contemplated by any Takeover Proposal;

then RARE will pay Darden a termination fee equal to $39,600,000.

Amendment. The Merger Agreement may be amended by a signed writing by RARE, Darden and Offeror at any time before or after any approval of the Merger Agreement by RARE shareholders, but, after any such approval, no amendment will be made that by law requires further approval by the RARE shareholders without obtaining such further approval.

Extension; Waiver. At any time prior to the Effective Time, the parties to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement.

Expenses. Except as noted above under “—Effect of Termination,” all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party to the Merger Agreement incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

(c) Dissenters’ Rights. Holders of the Shares do not have dissenters’ rights in connection with the Offer. However, if the Merger (including a short-form merger) is consummated, holders of the Shares at the effective time of the Merger will have certain rights under the provisions of Article 13 of the GBCC, including the right to dissent from the Merger and obtain payment in cash of the fair value of, their Shares. Dissenting shareholders of RARE who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (excluding any appreciation or depreciation in anticipation of the Merger) and to receive payment of such fair value in cash, together with a fair and equitable rate of interest thereon. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than or the same as the price per Share to be paid in the Merger.

The foregoing summary of the rights of dissenting shareholders under the GBCC does not purport to be a complete statement of the procedures to be followed by RARE shareholders desiring to exercise any available dissenters’ rights.

The preservation and exercise of dissenters’ rights require strict adherence to the applicable provisions of the GBCC. Failure to follow the steps required by the GBCC for perfecting dissenters’ rights may result in the loss of such rights. RARE shareholders who tender shares in the Offer will not have dissenters’ rights.

(d) “Going Private” Transactions. The SEC has adopted Rule 13e-3 promulgated under the Exchange Act, which is applicable to certain “going private” transactions and which may, under certain circumstances, be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (1) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (2) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Darden and Offeror believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, the RARE shareholders will receive the same price per Share as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in the transaction be filed with the SEC and disclosed to shareholders prior to the consummation of the transaction.

(e) Plans for RARE. In connection with the Offer, Darden and Offeror have reviewed and will continue to review various possible business strategies that they might consider in the event that Offeror acquires control of RARE, whether pursuant to the Offer, the Merger or otherwise. These changes could include, among other things, changes in RARE’s business corporate structure, capitalization and management. Upon the consummation of the Merger, RARE will become a wholly owned subsidiary of Darden.

12.	SOURCE AND AMOUNT OF FUNDS

Offeror estimates that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and to complete the Merger and to pay related fees and expenses (including a premium on RARE’s existing convertible notes) will be approximately $1.4 billion after giving effect to proceeds received in connection with the exercise of RARE options and excluding RARE’s fees and expenses. In addition, Darden expects to refinance approximately $165 million of its outstanding commercial paper. Darden will provide Offeror with sufficient funds to purchase all Shares validly tendered in the Offer and to provide funding for the acquisition of the remaining Shares in the Merger, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. The Offer is not conditioned upon any financing arrangements.

Darden will obtain the necessary funds from a new senior unsecured interim credit facility and a new senior unsecured revolving credit facility, which will provide an aggregate of $1.9 billion of liquidity. Darden has secured commitments for a $1.2 billion senior unsecured interim credit facility as well as $700 million in syndicated senior unsecured revolving bank credit facilities from Bank of America, N.A. In order to purchase all outstanding Shares pursuant to the Offer (approximately $1.2 billion) and to complete the Merger (including the associated direct transaction costs), Darden expects to borrow the full amount of the interim credit facility and a portion of the syndicated bank credit facility. In the event that Darden issues commercial paper to fund a portion of the transaction, the amounts borrowed under the interim credit facility and/or the syndicated bank credit facility will be reduced.

Each of the interim credit facility and the syndicated bank credit facility will be senior unsecured debt obligations of Darden and will contain customary representations, affirmative and negative covenants (including limitations on liens and subsidiary debt, and a maximum consolidated lease adjusted total debt to total capitalization ratio of 0.75 to 1.00) and events of default usual for credit facilities of the type, and the interim credit facility will contain customary mandatory prepayment provisions. Each of the facilities is conditioned upon the consummation of the Offer or the Merger in accordance with the Merger Agreement on or before June 30, 2008, the termination and repayment of any loans outstanding under Darden Restaurant’s existing credit facility, the delivery of definitive loan documentation and other customary closing conditions.

The interim credit facility will mature 364 days after the closing date. Up to the full amount of the interim credit facility may be converted into a revolving credit facility in order to support commercial paper issued to reduce the outstanding amount of the interim credit facility. Proceeds of the interim credit facility may only be used to finance the Offer and the Merger and related fees and expenses, to repay certain existing debt and to support commercial paper issuances used to repay the interim credit facility loans. The syndicated revolving bank credit facility will mature five years after the closing date, and the proceeds may be used for commercial paper back-up, working capital and capital expenditures, the refinancing of certain indebtedness, the partial financing of the Offer and the Merger as well as general corporate purposes. The syndicated revolving credit facility will also contain a sublimit of $150 million for the issuance of letters of credit. Darden may elect to increase the commitments under the senior revolving credit facility by up to $300 million (to an aggregate amount of up to $1.0 billion), subject to Darden obtaining commitments from new and existing lenders for the additional amounts.

The loans under the interim credit facility and the syndicated revolving credit facility will bear interest at a rate equal to LIBOR plus a margin determined by reference to a ratings-based pricing grid, or the base rate (which will be defined as the higher of the Bank of America prime rate and the Federal Funds rate plus 0.50%). Assuming a “triple-B flat” equivalent credit rating level, the applicable margin under the bridge facility will be 0.32%, and the applicable margin under the syndicated revolving credit facility will be 0.35%.

After closing, Darden expects to issue approximately $1.1 billion of fixed or floating rate debt at maturities ranging from 3 to 30 years and repay outstanding loans and reduce commitments under the interim credit facility with proceeds of such debt. Any additional commercial paper issued or borrowings drawn under the syndicated revolving credit facility will be used to fund working capital requirements or for general corporate purposes.

The definitive documentation for the revolving credit facility and the interim credit facility has not been finalized and, accordingly, the actual terms may differ from those described here. The Offeror does not have any alternative committed financing arrangements or financing plans in the event the financing described above is not available.

13.	DIVIDENDS AND DISTRIBUTIONS

The Merger Agreement provides that, without the prior written consent of Darden, RARE will not, and will not permit any of its subsidiaries to, from the date of the Merger Agreement until the earlier of the Appointment Time and the termination of the Merger Agreement, in accordance with its terms:

•

declare, set aside or pay any dividends on, or make any other distributions in respect of any of its capital stock, other than dividends or distributions by a wholly owned subsidiary of RARE to RARE or a wholly owned subsidiary of RARE;

•	adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect or lieu of, or in substitution for, shares of its capital stock;

•

purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions (1) required by the terms of the applicable RARE Stock Plan or (2) required by the terms of any plans or contract existing on the date of the Merger Agreement between RARE or any of its subsidiaries and any current or former director, officer, employee or independent contractor, of RARE or any of its subsidiaries;

•

issue, deliver, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, rights to receive, that are convertible into or exercisable for shares of Rare Common Stock on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of RARE Common Stock (“RARE Stock-Based Awards”) other than Rare Stock-Based Awards (i) not to exceed a number disclosed in and in respect of those persons described in the RARE disclosure schedule to the Merger Agreement, which shall be granted on a basis consistent with past practice or (ii) granted in the ordinary course consistent with past practice to participants in the RARE’s Restaurant Managing Partner Program or Executive Chef Partner Program, including pursuant to contracts as in effect on the date hereof (and other than the issuance of shares of RARE Common Stock upon the exercise of RARE stock options outstanding as of the date of the Merger Agreement in accordance with their terms as of the date of the Merger Agreement); or

•	enter into any contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of RARE common stock or the capital stock of any subsidiary.

14.	CONDITIONS OF THE OFFER

Notwithstanding any other provisions of the Offer (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act), neither Darden nor Offeror will be required to accept for payment or pay for any tendered Shares, if (1) there will not be validly tendered and not properly withdrawn prior to the Expiration Date that number of Shares that represents at least a majority of the total number of outstanding shares of RARE common stock on a fully diluted basis (which assumes conversion or exercise of all notes, stock-options and other derivative securities of RARE, regardless of the conversion or exercise price or other terms and conditions of such securities) on the Expiration Date (this condition is called the “Minimum Condition,”) (2) the waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act will not have terminated or expired prior to the Expiration Date, (3) any Materially Burdensome Condition will have been imposed in connection with obtaining any approvals or terminations described in clause (2) or (4) at any time on or after the date of the Merger Agreement and prior to the Appointment Time, any of the following events or circumstances will occur and continue to exist:

•

there will be any temporary, preliminary or permanent order, injunction, judgment, law, rule, legal restraint or prohibition in effect preventing the consummation of the Offer or the Merger or imposing a Materially Burdensome Condition;

•

there will be instituted or pending any material action by any governmental entity seeking to restrain or prohibit the purchase of Shares pursuant to the Offer or the consummation of the Offer or imposing a Materially Burdensome Condition;

•

(1) any representation or warranty of RARE regarding its capital structure and regarding the absence of Material Adverse Effect will not be true and correct (except for any de minimis inaccuracy for the capital structure); (2) certain representations and warranties of RARE regarding authority and non-contravention, consents and approvals, and brokers will not be true and correct in all material respects (or, if such representation is qualified by materiality or Material Adverse Effect, is not true and correct); and (3) any other representation or warranty of RARE contained in the Merger Agreement will not be true and correct (without giving effect to any qualifications or limitations as to materiality, Material Adverse Effect or Material Adverse Change set forth in such representation or warranty), except where the failure of such representations and warranties to be true, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (with each of (1), (2) and (3) tested as of the date of the Merger Agreement and as of the date of determination as though made on the date of determination, except to the extent such representation or warranty expressly relates to a specified date, in which case as of such specified date);

•	RARE will not have performed in all material respects all agreements, covenants and obligations required to be performed by it under the Merger Agreement at or prior to the date of determination;

•	there will have occurred , since the date of the Merger Agreement, a Material Adverse Effect;

•

RARE will not have furnished Darden with a certificate dated as of the date of determination signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in the three prior bullets above will not have occurred and continue to exist;

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other than filings pursuant to the HSR Act (and effecting the transfer of liquor licenses), any consent, approval or authorization of any governmental entity required of Darden, RARE or any of their subsidiaries arising as a result of or in connection with the Offer or the Merger will not have been obtained or will have been obtained subject to a Materially Burdensome Condition, unless the failure to obtain such consent, approval or authorization has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•	the Merger Agreement will have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Darden and Offeror, may be asserted by Darden or Offeror, regardless of the circumstances giving rise to any such conditions, and, other than the Minimum Condition, may be waived by Darden or Offeror in whole or in part at any time and from time to time, subject to the terms of the Merger Agreement. The failure by Darden or Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

The Merger Agreement defines a “Material Adverse Change” or “Material Adverse Effect” as any change, effect, event, occurrence, state of facts or development which individually or in the aggregate is or would reasonably be expected (x) to prevent, materially delay or materially impede the ability of RARE to consummate the Offer, the Merger or the other transactions contemplated by this Agreement or (y) to be materially adverse to (1) the business, assets, condition (financial or otherwise), liabilities, capitalization or results of operations of RARE and its subsidiaries, taken as a whole or (2) the ability of RARE to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement by May 31, 2008. However, in the case of (1) above, none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Change or Material Adverse Effect:

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any change, effect, event, occurrence, state of facts or development (A) in the financial or securities markets or the economy in general or (B) in the industries in which RARE or any of its subsidiaries operates in general (including, without limitation, any increase in the price of beef, it being understood that any fact or development giving rise to or contributing to such increase in the price of beef may be taken into account in determining whether there has been or will be a Material Adverse Change or

Material Adverse Effect), to the extent (in the case of (A) or (B)) that such change, effect, event, occurrence, state of facts or development does not disproportionately impact RARE or any of its subsidiaries;

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changes in the trading price of shares of RARE common stock between the date of the Merger Agreement and the Effective Time, (it being understood that any fact or development giving rise to or contributing to such change in the trading price of shares of RARE Common Stock may be taken into account in determining whether it has been or will be a Material Adverse Change or Material Adverse Effect);

•	changes in any statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any governmental entity or GAAP; or

•

any effect to the extent resulting from entering into the Merger Agreement or the announcement of the transactions contemplated by the Merger Agreement (subject to an exception for the noncontravention representation by RARE regarding the execution of the Merger Agreement).

Additionally, the failure to obtain the consent to the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby of other parties to certain real property leases of RARE and listed on the RARE disclosure schedule shall not be taken into account in determining whether there has been or will be a Material Adverse Change or a Material Adverse Effect.

15.	LEGAL MATTERS; REQUIRED REGULATORY APPROVALS

Except as set forth in this Offer to Purchase, based on Darden’s and Offeror’s review of publicly available filings by RARE with the SEC and other information regarding RARE, neither Darden nor Offeror is aware of any licenses or regulatory permits (other than liquor licenses) that appear to be material to the business of RARE and its subsidiaries, taken as a whole, that might be adversely affected by Offeror’s acquisition of Shares in the Offer. In addition, neither Darden nor Offeror is aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency under laws regulating competition other than the filings under the HSR Act applicable to the Offer or the Merger that would be required for Offeror’s acquisition or ownership of the Shares. Should any such approval or other action be required, Darden and Offeror expect to seek such approval or action, except as described under “—State Takeover Laws.” Should any such approval or other action be required, Darden and Offeror cannot be certain that Darden and Offeror would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to RARE’S or its subsidiaries’ businesses, or that certain parts of RARE’S, Darden’s, Offeror’s or any of their respective subsidiaries’ businesses might not have to be disposed of or held separate in order to obtain such approval or action. In that event, Offeror may not be required to purchase any Shares in the Offer. See the “Introduction” to this Offer to Purchase and Section 14—“Conditions of the Offer” for a description of the conditions to the Offer.

State Takeover Laws. RARE is incorporated in Georgia and has elected in its bylaws to be subject to Sections 1131 through 1133 (the “Business Combination Provisions”) of the GBCC. In general, the Business Combination Provisions prevent an “interested shareholder” (which includes a person who is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of a corporation or is an affiliate of the corporation, and at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the corporation) from engaging in a “business combination” (defined as a variety of transactions, including mergers) with a Georgia corporation for a period of five years following the time such person became an interested shareholder. However, this prohibition does not apply if prior to the time that such person became an interested shareholder, the “business combination” or the transaction which resulted in such person becoming an interested shareholder is approved by the board of directors of the corporation. The board of directors of RARE unanimously adopted a resolution rendering the provisions of the Article 11, Part 3 of the GBCC on Business Combinations with

Interested Shareholders, and the Company Rights, inapplicable to each of the Offer and, the Merger and the other transactions contemplated by the Merger Agreement.

A number of states have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, shareholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes (other than Part 3 of Article 11 of the GBCC) purport to apply to the Offer or the Merger, Darden and Offeror believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the U.S. Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

Except as set forth in this Offer to Purchase, Darden and Offeror have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. Darden and Offeror reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that Darden and Offeror take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, Darden and Offeror may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Darden and Offeror might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, Offeror may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14—“Conditions of the Offer.”

Antitrust. Under the HSR Act, certain acquisition transactions may not be consummated until notification forms have been filed with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to Darden by virtue of Offeror’s acquisition of Shares in the Offer and the Merger.

Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of required notification forms with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Darden filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on August 30, 2007, and the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on September 14, 2007 (the 15th calendar day after the filing), unless earlier terminated by the FTC or the Antitrust Division or Darden receives a request for additional information or documentary material prior to that time. If, within the 15-calendar-day waiting period, either the FTC or the Antitrust Division requests additional information or documentary material from Darden, the waiting period with respect to the Offer and the Merger would be extended for an additional period of ten calendar days following the date of Darden’s substantial compliance with that request. If either the 15-day or 10-day waiting period expires on a Saturday, Sunday or legal public holiday, then the period is extended until the end of the next day that is not a Saturday, Sunday or legal public holiday. The FTC or the Antitrust Division may terminate the additional ten-calendar-day waiting period before its expiration. In practice, complying with a request for additional information or documentary material can take a significant period of time. Although RARE is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither RARE’S failure to make those filings nor a request made to RARE from the FTC or the Antitrust Division for additional information or documentary material will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions, such as Darden’s acquisition of Shares in the Offer and the Merger. At any time before or after Offeror’s purchase of Shares, the FTC or the Antitrust Division could take any action under the antitrust laws that either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Darden, Offeror, RARE or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances. See Section 14—“Conditions of the Offer.”

While Darden and Offeror believe that they will receive the requisite clearance under the HSR Act, there can be no assurances that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14—“Conditions of the Offer.”

16.	FEES AND EXPENSES

Lehman Brothers is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Darden in connection with the proposed acquisition of RARE, for which services Lehman Brothers will receive customary compensation. Darden has agreed to reimburse Lehman Brothers for reasonable fees and expenses, including reasonable fees and disbursements of Lehman Brothers’ counsel, incurred in connection with Lehman Brothers’ engagement, and to indemnify Lehman Brothers and certain related parties against specified liabilities, including liabilities under the Federal securities laws. In the ordinary course of Lehman Brothers’ business, Lehman Brothers and its affiliates may actively trade or hold securities or loans of Darden or RARE for Lehman Brothers’ own accounts or for the accounts of customers and, accordingly, Lehman Brothers or its affiliates may at any time hold long or short positions in these securities or loans.

Darden has retained Georgeson Inc. as Information Agent in connection with the Offer. The Information Agent may contact RARE shareholders by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. Darden will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. Darden has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws. In addition, Darden has retained Wells Fargo Bank, N.A. as the Depositary. Darden will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Except as set forth above, Darden will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Darden will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17.	MISCELLANEOUS

Darden and Offeror are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Darden and Offeror become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Darden and Offeror will make a good faith effort to comply with that state statute. If, after a good faith effort, Darden and Offeror cannot comply with the state statute, Offeror will not make the Offer to, nor will Offeror accept tenders from or on behalf of, the RARE shareholders in that state. Darden and Offeror have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 promulgated under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, RARE has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 promulgated under the Exchange Act, setting forth the recommendation of the RARE board of directors with respect to the Offer and the reasons for the recommendation of the RARE board of directors and furnishing certain additional related information. A copy of these documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8—“Information Concerning RARE” and Section 9—“Information Concerning Darden and Offeror.”

Neither Darden nor Offeror has authorized any person to give any information or to make any representation on behalf of either Darden or Offeror not contained in this Offer to Purchase or in the related Letter of Transmittal, and, if given or made, you should not rely on any such information or representation as having been authorized.

Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Darden, Offeror, RARE or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

SURF & TURF MERGER CORP.

August 31, 2007

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF DARDEN AND OFFEROR

1.	DARDEN

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Darden. Unless otherwise indicated, each director and executive officer has been so employed for a period in excess of five years. Unless otherwise indicated, the business address of each of these individuals is c/o Darden, Inc., at 5900 Lake Ellenor Drive, Orlando, Florida 32809, and each of these individuals is a citizen of the United States of America,

Directors

Name	Principal Occupation and Five-Year Employment History
Clarence Otis, Jr.	Mr. Otis has served as Chairman of the Board since November 2005. He has also served as Darden’s Chief Executive Officer since November 2004. Mr. Otis served as Executive Vice President from March 2002 until November 2004 and President of Smokey Bones Barbeque & Grill® from December 2002 until November 2004. He served as Senior Vice President from December 1999 until April 2002, and Chief Financial Officer from December 1999 until December 2002.

Andrew H. Madsen	Mr. Madsen has served as President and Chief Operating Officer since November 2004. He served as Senior Vice President and President of Olive Garden® from March 2002 to November 2004. Mr. Madsen served as Executive Vice President of Marketing for Olive Garden from December 1998 to March 2002.

Dr. Leonard L. Berry	Dr. Berry has served as a member of the Board of Directors since 2001. He is a Distinguished Professor of Marketing and M.B. Zale Chair in Retailing and Marketing Leadership, Mays Business School, Texas A&M University, since 1982, and Professor of Humanities in Medicine, College of Medicine, Texas A&M University, since 2004.

Odie C. Donald	Mr. Donald has served as a member of the Board of Directors since 1998. He has also served as President of Odie Donald Investment Enterprises, LLC, a private investment firm, since August 2003. He served as Consultant to (from July 2001 through December 2002) and President of (from April 2000 to July 2001) DIRECTV, Inc., a direct broadcast satellite television service and a unit of Hughes Electronics Corporation.

David H. Hughes	Mr. Hughes has served as a member of the Board of Directors since 2001. He is currently retired. He served as Chairman from 1986 to April 2006 and Chief Executive Officer from 1974 through May 2003 of Hughes Supply, Inc., a diversified wholesale distributor of construction and industrial materials, equipment and supplies.

Charles A. Ledsinger, Jr.	Mr. Ledsinger has served as a member of the Board of Directors since 2005. He has served as Vice Chairman since September 2006, Chief Executive Officer since August 1998 and President from August 1998 to September 2006 of Choice Hotels International, Inc., a lodging franchisor.

Name	Principal Occupation and Five-Year Employment History
William M. Lewis, Jr.	Mr. Lewis has served as a member of the Board of Directors since 2005. He has served as Managing Director and Co-Chairman of Investment Banking for Lazard Ltd, an investment banking firm, since April 2004. From 1978 to 1980 and from 1982 to April 2004, he held various positions with Morgan Stanley, an investment banking firm, including Managing Director and Co-Head of the Global Banking Department from 1999 to 2004.

Connie Mack III	Senator Mack has served as a member of the Board of Directors since 2001. He has served as Senior Policy Advisor for King & Spalding LLP, a law firm, since February 2005, Senior Policy Advisor for Shaw, Pittman, Potts & Trowbridge, a law firm, from February 2001 to February 2005. Senator Mack represented the state of Florida from 1988-2000 in the U.S. Senate.

Michael D. Rose	Mr. Rose has served as a member of the Board of Directors since 1995. He has served as Chairman of the Board of First Horizon National Corporation, a national financial services company, since January 2007. He has also served as Chairman of the Executive Committee of Gaylord Entertainment Company, a diversified entertainment company, since April 2001.

Maria A. Sastre	Ms. Sastre has served as a member of the Board of Directors since 1998. She has also served as Vice President of International, Latin America and Caribbean Sales and Marketing, Royal Caribbean International, Celebrity Cruises and Azamara Cruises, all units of Royal Caribbean Cruises Ltd., a global cruise line company, since January 2005. Mr. Sastre served as Vice President of Total Guest Satisfaction Services for Royal Caribbean International, a unit of Royal Caribbean Cruises, Ltd., from 2000 to January 2005.

Jack Smith	Mr. Smith, former Chairman of the Board and Chief Executive Officer of The Sports Authority, has served as a member of the Board of Directors since 1995. He also served as President of SMAT, Inc., a private consulting company specializing in consumer services, since 1999. Mr. Smith is a member of the board of directors of I-trax, Inc. and Carrols Restaurant Group, Inc.

Rita Wilson	Ms. Wilson has served as a member of the Board of Directors since 2000. She is the retired President of Allstate Indemnity Company, a subsidiary of Allstate Insurance Company. She has also served as Senior Vice President—Corporate Relations of Allstate Insurance Company from 1996 to 1999.

Executive Officers

Name	Principal Occupation and Five-Year Employment History
Clarence Otis, Jr.	Mr. Otis has served as Chairman of the Board since November 2005. He has also served as Darden’s Chief Executive Officer since November 2004. Mr. Otis served as Executive Vice President from March 2002 until November 2004 and President of Smokey Bones Barbeque & Grill® from December 2002 until November 2004. He served as Senior Vice President from December 1999 until April 2002, and Chief Financial Officer from December 1999 until December 2002.

Andrew H. Madsen	Mr. Madsen has served as President and Chief Operating Officer since November 2004. He served as Senior Vice President and President of Olive Garden® from March 2002 to November 2004. Mr. Madsen served as Executive Vice President of Marketing for Olive Garden from December 1998 to March 2002.

Name	Principal Occupation and Five-Year Employment History
James (J.J.) Buettgen	Mr. Buettgen has been our Senior Vice President, Business Development since May 2007. He served as our Senior Vice President and President of Smokey Bones Barbeque & Grill from November 2004 until May 2007, and our Senior Vice President and President-designate of Smokey Bones from August 2004 until November 2004. From July 2003 until August 2004, he was President of Big Bowl Asian Kitchen, a casual dining company owned by Brinker International, Inc., a restaurant operator, and from October 2002 until June 2003 he was Senior Vice President of Marketing and Brand Development for Brinker. From 1999 to 2002, he was Senior Vice President of Marketing and Sales for Disneyland Resorts, a division of the Walt Disney Company. Prior to that time, he served as Senior Vice President of Marketing for Hollywood Entertainment Group, a video retailer, and held several marketing posts with our former parent company, General Mills, Inc., including serving as a director and Vice President of Marketing for Olive Garden.

Laurie B. Burns	Ms. Burns has been our Senior Vice President and President of Bahama Breeze since March 2003. She joined us in April 1999 as Vice President of Development for Red Lobster, and served as our Senior Vice President, Development from September 2000 until March 2003. She was a private real estate consultant from October 1998 until joining us in April 1999, and was Regional Vice President for Development for the Eastern United States at Homestead Village, an extended-stay hotel company, from 1995 to 1998.

Valerie K. Collins	Ms. Collins, has been our Senior Vice President, Corporate Controller and Chief Information Officer since December 2006. She served as our Senior Vice President and Chief Information Officer from January 2003 until December 2006, and Senior Vice President, Finance and Controller for Red Lobster from August 1998 until January 2003. She joined Red Lobster in 1985 as Manager of Accounting Systems and held progressively more responsible positions until being promoted to Vice President Finance and Controller for Olive Garden in 1994 and to Senior Vice President Finance and Controller for Olive Garden in 1996.

Kim A. Lopdrup	Mr. Lopdrup has been our Senior Vice President and President of Red Lobster since May 2004. He joined us in November 2003 as Executive Vice President of Marketing for Red Lobster. From 2001 until 2002, he served as Executive Vice President and Chief Operating Officer for North American operations of Burger King Corporation, an operator and franchiser of fast food restaurants. From 1985 until 2001, he worked for Allied Domecq Quick Service Restaurants (“ADQSR”), a franchiser of quick service restaurants including Dunkin’ Donuts, Baskin-Robbins and Togo’s Eateries, where he held progressively more responsible positions in marketing, strategic and general management roles, eventually serving as Chief Executive Officer of ADQSR International.

Name	Principal Occupation and Five-Year Employment History
Daniel M. Lyons	Mr. Lyons has been our Senior Vice President, Human Resources since January 1997. He joined us in 1993 as Senior Vice President of Personnel for Olive Garden. Prior to joining Olive Garden, he spent 18 years with the Quaker Oats Company, an international marketer of food and beverage products, holding increasingly more responsible positions including Vice President Human Resources for the North American Breakfast Food Division.

Robert McAdam	Mr. McAdam has been our Senior Vice President of Government and Community Affairs since December 2006. Prior to joining us, he was employed by retailer Wal-Mart Inc. as Vice President, Corporate Affairs from 2004 to 2006, and Vice President, State and Local Government Relations from 2000 to 2004. From 1997 to 2000 he was a Senior Vice President of Fleishman-Hillard, an international public relations firm.

Barry B. Moullet	Mr. Moullet has been our Senior Vice President, Supply Chain since August 2006. From August 2003 until August 2006, he served as our Senior Vice President, Supply Chain & Development. He served as our Senior Vice President Purchasing, Distribution and Food Safety from June 1999 until August 2003. He joined us in July 1996 as Senior Vice President, Purchasing and Distribution. Prior to joining us, he spent 15 years in the purchasing field in various positions with Restaurant Services, Inc., a Burger King purchasing co-operative, KFC Corporation and the Pillsbury Company.

David T. Pickens	Mr. Pickens, age 52, has been our Senior Vice President and President of Olive Garden since December 2004. He joined us in 1973 as a Red Lobster hourly employee, and progressed from manager trainee to regional operations manager, director of operations, and ultimately was promoted to a division Senior Vice President of Operations for Red Lobster. He joined Olive Garden in 1995 as Senior Vice President of Operations for the Orlando division and was promoted to Executive Vice President of Operations in September 1999, where he served until his promotion to President of Olive Garden in December 2004.

C. Bradford Richmond	Mr. Richmond has been our Senior Vice President and Chief Financial Officer since December 2006. From August 2005 to December 2006, he served as Darden’s Senior Vice President and Corporate Controller. He served as Senior Vice President Finance, Strategic Planning and Controller of Red Lobster from January 2003 to August 2005, and was Senior Vice President, Finance and Controller at Olive Garden from August 1998 to January 2003. He joined Darden’s former parent Company, General Mills, Inc., in 1982 as a food and beverage analyst for Casa Gallardo, a restaurant concept formerly owned and operated by General Mills, Inc., and from June 1985 to August 1998 held progressively more responsible finance and marketing positions with York Steak House, Red Lobster and Olive Garden operating companies in both the United States and Canada.

Paula J. Shives	Ms. Shives has been our Senior Vice President, General Counsel and Secretary since joining Darden in June 1999. Prior to joining us, she served as Senior Vice President, General Counsel and Secretary from 1995 to 1999, and Associate General Counsel from 1985 to 1995, of Long John Silver’s Restaurants, Inc., a seafood restaurant company.

OFFEROR

Directors

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director of Offeror. Unless otherwise indicated, each director and executive officer has been so employed for a period in excess of five years. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Darden. The business address of each of these individuals is c/o Darden, at 5900 Lake Ellenor Drive, Orlando, Florida 32809, and each of these individuals is a citizen of the United States of America.

Name	Principal Occupation and Five-Year Employment History
Paula J. Shives	Ms. Shives has been Senior Vice President, General Counsel and Secretary of Darden since joining Darden in June 1999. Prior to that time, she served as Senior Vice President, General Counsel and Secretary from 1995 to 1999, and Associate General Counsel from 1985 to 1995, of Long John Silver’s Restaurants, Inc., a seafood restaurant company.

Executive Officers

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each executive officer of Offeror. Unless otherwise indicated, each director and executive officer has been so employed for a period in excess of five years. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Darden. The business address of each of these individuals is c/o Darden Restaurants, at 5900 Lake Ellenor Drive, Orlando, Florida 32809, and each of these individuals is a citizen of the United States of America.

Name	Principal Occupation and Five-Year Employment History
Clarence Otis, Jr.	Mr. Otis has been Chairman of the Board and Chief Executive Officer of the Offeror since its formation and Chairman of the Board of Darden since November 2005. He has served as Darden’s Chief Executive Officer since November 2004. From March 2002 until November 2004 Mr. Otis served as Executive Vice President of Darden and President of Smokey Bones Barbeque & Grill®. He served as Senior Vice President of Darden from December 1999 until April 2002, and Chief Financial Officer of Darden from December 1999 until December 2002.

Andrew H. (Drew) Madsen	Mr. Madsen has been President of the Offeror since its formation and President and Chief Operating Officer of Darden since November 2004. He served as Senior Vice President and President of Olive Garden® from March 2002 to November 2004. Mr. Madsen served as Executive Vice President of Marketing for Olive Garden from December 1998 to March 2002.

C. Bradford Richmond	Mr. Richmond has been Vice President and Treasurer of the Offeror since its formation and Senior Vice President and Chief Financial Officer of Darden since December 2006. From August 2005 to December 2006, he served as Darden’s Senior Vice President and Corporate Controller. He served as Senior Vice President Finance, Strategic Planning and Controller of Red Lobster from January 2003 to August 2005, and was Senior Vice President, Finance and Controller at Olive Garden from August 1998 to January 2003. He joined Darden’s parent company, General Mills, Inc., in

Name	Principal Occupation and Five-Year Employment History
1982 as a food and beverage analyst for Casa Gallardo, a restaurant concept formerly owned and operated by General Mills, Inc., and from June 1985 to August 1998 held progressively more responsible finance and marketing positions with York Steak House, Red Lobster and Olive Garden operating companies in both the United States and Canada.

Paula J. Shives	Ms. Shives has been Vice President and Secretary of the Offeror since its formation and Senior Vice President, General Counsel and Secretary of Darden since joining Darden in June 1999. Prior to that time, she served as Senior Vice President, General Counsel and Secretary from 1995 to 1999, and Associate General Counsel from 1985 to 1995, of Long John Silver’s Restaurants, Inc., a seafood restaurant company.

Facsimile copies of Letters of Transmittal, properly completed and duly executed, will be accepted. The appropriate Letter of Transmittal, the Share Certificates and any other required documents should be sent or delivered by each RARE shareholder or the RARE shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

Wells Fargo Bank, NA

By Mail: Wells Fargo Shareowner Services Voluntary Corporate Actions P. O. Box 64854 St. Paul, MN 55164-0854	By Overnight Courier or Hand-Delivery: Wells Fargo Shareowner Services Voluntary Corporate Actions 161 North Concord Exchange South St. Paul, MN 55075

You may direct questions and requests for assistance to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and other tender offer materials from the Information Agent or the Dealer Manager as set forth below, and they will be furnished promptly at Darden’s expense. You also may contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

17 State Street, 10th Floor

New York, New York 10004

Banks and Brokerage Firms please call: (212) 440-9800

Call Toll-Free: (888) 605-8348

The Dealer Manager for the Offer is:

Corporate Services

745 Seventh Avenue

New York, NY 10019

Toll-Free: (888) 610-5877

Collect: (212) 526-7850